EXHIBIT I


                             MATERIAL CHANGE REPORT

1.   REPORTING ISSUER

     St. Laurent Paperboard Inc. ("ST. LAURENT")
     630 Rene-Levesque Blvd. West
     Suite 3000
     Montreal, Quebec

     H3B 5C7

2.   DATE OF MATERIAL CHANGE

     February 23, 2000

3.   PRESS RELEASE

     A press release disclosing the material change was jointly issued on February 23, 2000 by St. Laurent and Smurfit-Stone Container Corporation ("SSCC"), copy of which is attached to this material change report.

4.   SUMMARY OF MATERIAL CHANGE

     St. Laurent, SSCC, Stone Container Corporation ("STONE") and 3038727 Nova Scotia Company ("3038727") entered into a pre-merger agreement made as of February 23, 2000 (the "PRE-MERGER AGREEMENT") pursuant to which 3038727 will acquire all of the outstanding shares in the capital of St. Laurent pursuant to a plan of arrangement (the "ARRANGEMENT") under section 192 of the CANADA BUSINESS CORPORATIONS ACT ("CBCA"). Pursuant to the Arrangement, each holder of common shares of St. Laurent will receive US$12.50 in cash plus one-half share of SSCC common stock for each share of St. Laurent (the "EXCHANGE CONSIDERATION"). The Pre-Merger Agreement also contains provisions relating to the other securities of St. Laurent. In this material change report, where the context permits, references to "St. Laurent" shall include its material subsidiaries.

     A copy of the Pre-Merger Agreement (including the Schedules thereto) is attached to this material change report.

5.   FULL DESCRIPTION OF MATERIAL CHANGE

     OVERVIEW

     St. Laurent, SSCC, Stone and 3038727 entered into the Pre-Merger Agreement pursuant to which 3038727 will acquire all of the outstanding shares in the capital of St. Laurent pursuant to the Arrangement. Pursuant to the Arrangement, each holder of St. Laurent common shares will receive US $12.50 in cash plus one-half share of SSCC common stock for each common share of St. Laurent.

     The Arrangement must be approved by the majority required by an interim order to be obtained from the Superior Court of Quebec, District of Montreal pursuant to section 192 of the CBCA, which is expected to be at least two-thirds of the votes cast at a special meeting of St. Laurent's securityholders (the "ST. LAURENT MEETING") (which will include holders of St. Laurent common shares and options). The completion of the Arrangement is conditional upon, among other things, obtaining shareholder approval, court approval and certain regulatory approvals. If the Arrangement is not effective on or prior to September 30, 2000, the Pre-Merger Agreement terminates unless the parties agree to extend the termination date. The Arrangement will become effective, subject to satisfaction of the above conditions, upon filing of articles of arrangement with the Director under the CBCA (the "EFFECTIVE DATE").

     PRE-MERGER AGREEMENT

     The  following  is a  summary  of the  material  terms  of  the  Pre-Merger
     Agreement and as such is qualified in its entirety by the Pre-Merger Agreement.

          DIRECTORS' RECOMMENDATION

     The disinterested directors of the board of directors of St. Laurent (the "BOARD") determined unanimously that the Arrangement is fair to St. Laurent and is in the best interests of St. Laurent and determined unanimously to recommend that the St. Laurent securityholders vote in favor of the Arrangement based on separate opinions from Bunting Warburg Dillon Read Inc. and Donaldson, Lufkin & Jenrette, financial advisors to St. Laurent, to the effect that, as of the date of the Pre-Merger Agreement, the Exchange Consideration is fair from a financial point of view to the St. Laurent securityholders.

          NON-SOLICITATION

     St. Laurent agreed to not, directly or indirectly, engage in soliciting, initiating or knowingly encourage the initiation of any inquiries or proposals regarding certain BONA FIDE acquisition proposals involving 20% or more of St. Laurent's total assets or common shares other than the proposed Arrangement (an "ACQUISITION PROPOSAL"). Although there are prohibitions on participating in any discussions or negotiations regarding any Acquisition Proposal, withdrawing or modifying the approval of the Board, approving or recommending any Acquisition Proposal or entering into any agreement, arrangement or understanding relating to any Acquisition Proposal, the Board retains the right, prior to the issuance of the Final Order in connection with the Agreement, to participate in any discussions or negotiations and provide information (subject to entering into a confidentiality agreement) to a party if the Board determines in good faith, after consultation with its financial advisors and outside counsel, that such third party's proposal is reasonably likely to result in a "Superior Proposal", being a BONA FIDE third party proposal involving 20% or more of St. Laurent's total assets or common shares which the Board determines is reasonably capable of being completed and is more favorable to the St. Laurent securityholders than the proposed transaction contemplated in the Pre-Merger Agreement. Under the Pre-Merger Agreement, St. Laurent is expressly required to notify SSCC of all such Acquisition Proposals.

          NOTICE OF SUPERIOR PROPOSAL

     St. Laurent is required to give notice to SSCC of any Superior Proposal. Upon receipt of such notice, SSCC will have 5 business days within which to offer to amend the Pre-Merger Agreement such that on the acceptance of the offer by St. Laurent, the amendment to the Pre-Merger Agreement would result in such Superior Proposal ceasing to be a Superior Proposal. If SSCC fails to do so or if the Board determines that the Superior Proposal remains a Superior Proposal, St. Laurent may terminate the Pre-Merger Agreement and enter into the Superior Proposal, provided it concurrently pays the break fee, if any, referred to below.

     St. Laurent also acknowledges that each successive modification relating to an increase of any consideration offered or any other material provision of any Acquisition Proposal constitutes a new Acquisition Proposal.

          ACCESS TO INFORMATION

     St. Laurent is required to give access to SSCC to information relating to St. Laurent's business, property and personnel. Any such information received by SSCC is subject to confidentiality provisions.

          ORDINARY COURSE OF BUSINESS

     In addition, St. Laurent covenanted that, until the earlier of the termination of the Pre-Merger Agreement or the Effective Date, it will carry on its business in the ordinary and regular course and will not undertake certain unusual transactions, (except as contemplated by the Pre-Merger Agreement or as disclosed to SSCC or with the consent of SSCC). Such unusual transactions include, among other things, declaration of dividends or any other distributions in respect of outstanding shares of St. Laurent, the issuance, pledge, hypothecation, encumbrance, allotment, sale, setting aside or reservation of shares, the acceleration of any invested options, the acquisition or disposal of material assets, the incurring of material indebtedness or material increases in employee compensation. St. Laurent also covenanted (i) not to enter or modify in any material respect any contract, agreement which would a material adverse effect on St. Laurent, (ii) not to settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by the Pre-Merger Agreement or the Arrangement prior to the Effective Date unless such settlement or compromise amounts represent not more that $1,000,000 in the aggregate;
     (iii) to keep SSCC fully informed as to the status of discussions or any developments concerning certain environmental matters and not to settle or compromise any penalty or fine imposed by a Governmental Entity in connection therewith except for settlements or compromises in respect of which St. Laurent and its subsidiaries shall have been fully indemnified; and (iv) not incur or commit capital expenditures in excess of $12 million (over those disclosed to SSCC).

     St. Laurent also agreed that it will, and will cause its subsidiaries to, do all things necessary to consummate the transactions contemplated by the Pre-Merger Agreement. St. Laurent agreed to provide, and will cause its subsidiaries to provide all necessary cooperation in connection with, among other things, a reorganization of St. Laurent and its subsidiaries made at the request of SSCC to satisfy financing requirements and to effect tax and other efficiencies provided that (i) prior to any such reorganization, SSCC and St. Laurent have agreed upon the terms of an indemnity in favour of St. Laurent and its subsidiaries in the event the Arrangement is not consummated and St. Laurent incurs losses which would not have been incurred but for the reorganization, and (ii) the reorganization shall not be covered by St. Laurent's representations and warranties or otherwise expand St. Laurent's liability under the Pre-Merger Agreement.

          TERMINATION EVENTS

     The termination events, as the case may be, under the Pre-Merger Agreement include the following:

     (i) the Pre-Merger Agreement may be terminated by St. Laurent or SSCC, as the case may be, if certain conditions set out in the Pre-Merger Agreement are not satisfied on or before the Effective Date of the Arrangement;

     (ii) the Pre-Merger Agreement may be terminated by the mutual agreement of St. Laurent and the SSCC (without further action on the part of the St. Laurent securityholders if terminated after the holding of the St. Laurent Meeting);

     (iii) the Pre-Merger Agreement may be terminated by either St. Laurent or SSCC, if there shall be passed any law or regulation applicable to SSCC or St. Laurent, as the case may be, that makes consummation of the transactions contemplated by the Pre-Merger Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining SSCC or St. Laurent from consummating the transactions contemplated by the Pre-Merger Agreement is entered and such injunction, order or decree shall become final and non-appealable;

     (iv) the Pre-Merger Agreement may be terminated by SSCC if (a) the Board of St. Laurent shall have failed to recommend or withdrawn or modified or changed in a manner adverse to SSCC its approval or recommendation of the Pre-Merger Agreement or the Arrangement or shall have recommended an Acquisition Proposal, or (b) St. Laurent shall have materially and wilfully breached the non-solicitation covenants contained in the Pre-Merger Agreement or if St. Laurent has accepted a Superior Proposal in violation of the Pre-Merger Agreement or (c) through the fault of St. Laurent (whether by commission or omission), the Arrangement is not, at least 14 days prior to September 30, 2000, submitted for the approval of the St. Laurent securityholders at the St. Laurent Meeting;

     (v) the Pre-Merger Agreement may be terminated by St. Laurent in order to enter into a definitive written agreement with respect to a Superior Proposal, provided St. Laurent has complied with the terms of the Pre-Merger Agreement and the payment of any fee required to be paid;

     (vi) the Pre-Merger Agreement may be terminated by St. Laurent or SSCC if St. Laurent securityholder approval shall not have been obtained by reason of the failure to obtain the required vote at the St. Laurent Meeting;

     (vii) the Pre-Merger Agreement may be terminated by St. Laurent if Jefferson Smurfit Corporation (U.S.) or Stone shall not have obtained on or before March 25, 2000 the consents from their respective banking syndicates required to consummate the transactions contemplated by the Arrangement; or

     (viii) the Pre-Merger Agreement may be terminate if the Effective Date does not occur on or prior to September 30, 2000.

            BREAK FEE EVENTS

     The break fee events, as the case may be, under the Pre-Merger Agreement include the following. If:

     (i) St. Laurent terminates the Pre-Merger Agreement in order to enter into a definitive written agreement with respect to a Superior Proposal;

     (ii)   SSCC terminates the Pre-Merger  Agreement for the following  reasons
            (a) the Board of Directors of St. Laurent shall have failed to recommend or withdrawn or modified or changed in a manner adverse to SSCC its approval or recommendation of the Pre-Merger Agreement or the Arrangement or shall have recommenced an Acquisition Proposal or
            (b) through the fault of St. Laurent (whether by commission or omission), the Arrangement is not, prior to 14 days prior to September 30, 2000, submitted for the approval of the St. Laurent securityholders at the St. Laurent Meeting; or

     (iii) either St. Laurent or SSCC shall terminate the Pre-Merger Agreement in circumstances where St. Laurent securityholder approval has not been obtained at the St. Laurent Meeting and a BONA FIDE Acquisition Proposal has been made by any person prior to the St. Laurent Meeting and not withdrawn more than five (5) days prior to the vote of the St. Laurent securityholders and St. Laurent enters into an acquisition agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, after the date hereof and prior to the expiration of 12 months following termination of the Pre-Merger Agreement, unless at the time of the St. Laurent Meeting a Specified SSCC Event (as defined below) has occurred and is continuing;

     then in any such case St. Laurent shall pay to SSCC US$30 million in immediately available funds to an account designated by SSCC.

     A "Specified SSCC Event" is defined in the Pre-Merger Agreement as the occurrence of a material adverse change with respect to SSCC or a breach of the obligations of SSCC, Stone or 3038727 under Section 5.3(1)(a), (b),
     (c), (e) or (f) of the Pre-Merger Agreement.

     Certain exclusions from the break fee are also set out in the Pre-Merger Agreement relating to the occurrence of a material adverse change with respect to SSCC or a breach of the obligations by SSCC, Stone or 3038727 under Section 5.3(1) (a), (b), (c), (e) or (f) of the Pre-Merger Agreement (a "SPECIFIED SSCC EVENT").

6.   RELIANCE ON CONFIDENTIALITY PROVISIONS OF SECURITIES LEGISLATION

     Not applicable.

7.   OMITTED INFORMATION

     Not applicable.

8.   SENIOR OFFICER

     The senior officer of St. Laurent who is knowledgeable about this material change is:

     Richard Garneau

     Senior Vice President and Chief Financial Officer

     Telephone (514) 861-4011

6.   STATEMENT OF SENIOR OFFICER

     The foregoing accurately discloses the material change referred to herein.

     Dated at Montreal, Quebec, this 3rd day of March 2000.


                                    By: /s/  Joseph J. Gurandiano
                                        -------------------------------
                                        Joseph J. Gurandiano
                                        President and Chief Executive Officer

PRESS RELEASE

For immediate release

                                    Contact:      Timothy McKenna (investors)
                                                  312-580-4637 / 314-746-1254
                                                  Tom Lange (media)
                                                  314-746-1236
                                                  Smurfit-Stone
                                                  www.smurfit-stone.com

                                                  Richard Garneau
                                                  Senior Vice-president and CFO
                                                  514-861-4011 ext 223
                                                  St. Laurent Paperboard
                                                  www.stlaurent.com


                            SMURFIT-STONE TO ACQUIRE

                    ST. LAURENT PAPERBOARD FOR CASH AND STOCK

        Acquisition will create leader in high-impact graphics packaging

CHICAGO AND MONTREAL, February 23, 2000-- Smurfit-Stone Container Corporation (Smurfit-Stone, Nasdaq: SSCC) and St. Laurent Paperboard Inc., (St. Laurent,
TSE: SPI, NYSE: SLW) jointly announced today that Smurfit-Stone has agreed to acquire St. Laurent for about US$1.4 billion consisting of approximately US$625 million in cash, Smurfit-Stone common stock, and the assumption of St. Laurent's debt.
         Ray Curran, president and chief executive officer of Smurfit-Stone, said, "This transaction has multiple benefits for investors. It will expand our capabilities to serve the fast-growing market for high-impact graphics packaging, and it presents an excellent business and geographic fit. It is also expected to be immediately accretive to our earnings."

         Dr. Michael W.J. Smurfit, who is chairman of Smurfit-Stone Container Corporation and chairman and chief executive officer of Jefferson Smurfit Group, Smurfit-Stone's largest shareholder, said, "This acquisition is another important step in expanding the presence of Smurfit-Stone and the worldwide Jefferson Smurfit Group in the North American packaging market."

         The transaction will significantly expand Smurfit-Stone's capabilities to produce specialty grades of containerboard, such as white top linerboard, coated and bleached linerboard and lightweight medium used in point-of-purchase promotional packaging. St. Laurent's corrugated packaging plants will expand Smurfit-Stone's capabilities to provide microflute and other high impact graphics packaging to customers throughout North America. St. Laurent's paperboard operations include four containerboard mills with 1.5 million tons of capacity and 16 packaging plants.

         Under the terms of the agreement, holders of St. Laurent stock will receive US$12.50 (Cdn$18.50) in cash plus one-half share of Smurfit-Stone common stock for each share of St. Laurent. In the event that St-Laurent receives a superior proposal, Smurfit-Stone shall have the right to amend its offer. To finance the transaction, Smurfit-Stone will raise US$625 million in new debt and issue approximately 25 million new shares of common stock, increasing the number of fully diluted shares outstanding to approximately 250 million. Smurfit-Stone will also refinance about US$386 million of St. Laurent debt. The transaction is subject to St. Laurent shareholder approval and various regulatory approvals and is expected to close in the second quarter.

         "The combination of these packaging businesses into one North American unit will generate approximately US$50 million annually in cost savings," Curran said. "In addition, by joining Smurfit-Stone's containerboard system with St. Laurent capabilities we will create significant new opportunities to optimize our containerboard manufacturing costs.

         "St. Laurent has superior capabilities in specialty containerboard such as white top linerboard and lightweight medium. By adding these operations, Smurfit-Stone develops an unmatched ability to serve customers for microflute and value graphics packaging and point-of-purchase displays. Finally, St.Laurent management has done an excellent job in the past twelve months of reducing costs and increasing production at its white top mills. We expect to continue with this progress."

         Jay J. Gurandiano, president and chief executive officer of St. Laurent Paperboard, added, "This transaction enhances our shareholder value. Shareholders will be able to participate in the many benefits accruing from the combination of St. Laurent's niche in higher value white top linerboard and microfluting grades and Smurfit-Stone's preeminent position as the largest container and containerboard producer in North America."

         Smurfit-Stone, which was created by the November 1998 merger of Jefferson Smurfit Corporation and Stone Container Corporation, is the industry's leading manufacturer of paper and paperboard-based packaging, including containerboard, corrugated containers, industrial bags, and claycoated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. Net sales in 1999 were US$7.2 billion. The company employs approximately 35,000 and operates about 300 facilities worldwide. The company has a production capacity of six million tons of containerboard and one million tons of other packaging grades.

         St. Laurent Paperboard is a leading North American producer, supplier and converter of high quality, value-added specialty containerboard and high impact graphics packaging, with more than 4,500 employees serving a diverse customer base in North America and selected international markets. Formed in 1994, the company had sales of US$916 million in 1999. In addition to its four mills and 16 packaging plants, the company also owns 920,000 acres of forest land in Quebec and solid wood products operations.

                                     - 30 -

This document contains certain forward-looking  statements within the meaning of
Section 21 E of the Securities Exchange Act of 1934, as amended, about Smurfit-Stone Container Corporation. Although the company believes that, in making any such statements, its expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. When used in this document, the words "anticipates," "believes," "expects," "intends," and similar expressions as they relate to Smurfit-Stone Container Corporation or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. Important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond the control of Smurfit-Stone Container Corporation, include: the impact of general economic conditions in the U.S. and Canada and in other countries in which Smurfit-Stone Container Corporation and its subsidiaries currently do business (including Asia, Europe and Latin and South America); industry conditions, including competition and product and raw material prices; fluctuations in exchange rates and currency values; capital expenditure requirements; legislative or regulatory requirements, particularly concerning environmental matters; interest rates; access to capital markets; the timing of and value received in connection with asset divestitures; and obtaining required approvals, if any, of debt holders. The actual results, performance or achievement by Smurfit-Stone Container Corporation could differ materially from those expressed in, or implied by, these forward-looking statements and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations and financial condition of Smurfit-Stone Container Corporation.

                       SMURFIT-STONE CONTAINER CORPORATION

                                    as "SSCC"

                                       and

                           STONE CONTAINER CORPORATION

                                   as "STONE"



                                       and


                           3038727 NOVA SCOTIA COMPANY

                                  as "3038727"



                                       and


                           ST. LAURENT PAPERBOARD INC.

                                as "ST. LAURENT"




--------------------------------------------------------------------------------


                              PRE-MERGER AGREEMENT

                                February 23, 2000


--------------------------------------------------------------------------------




                                STIKEMAN ELLIOTT

                                       TABLE OF CONTENTS


                                           ARTICLE 1
                                         INTERPRETATION

Section 1.1    Definitions...................................................................1
Section 1.2    Interpretation Not Affected by Headings, etc.................................10
Section 1.3    Currency.....................................................................10
Section 1.4    Number, etc..................................................................10
Section 1.5    Date For Any Action..........................................................10
Section 1.6    Entire Agreement.............................................................10
Section 1.7    Schedules....................................................................11
Section 1.8    Accounting Matters...........................................................11
Section 1.9    Knowledge....................................................................11

                                           ARTICLE 2
                                        THE ARRANGEMENT

Section 2.1    Implementation Steps by St. Laurent..........................................11
Section 2.2    Interim Order................................................................12
Section 2.3    Articles of Arrangement......................................................13
Section 2.4    Circular.....................................................................14
Section 2.5    Securities Compliance........................................................15
Section 2.6    Preparation of Filings.......................................................15

                                           ARTICLE 3
                                 REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of St. Laurent................................17
Section 3.2    Representations and Warranties of the SSCC Parties...........................39
Section 3.3    Survival.....................................................................45

                                           ARTICLE 4
                                           COVENANTS

Section 4.1    Retention of Goodwill........................................................45
Section 4.2    Material Commitments.........................................................45
Section 4.3    Covenants of St. Laurent.....................................................45
Section 4.4    Covenants of the SSCC Parties................................................51
Section 4.5    Covenants Regarding Non-Solicitation.........................................53
Section 4.6    Notice by St. Laurent of Superior Proposal Determination.....................55
Section 4.7    Access to Information........................................................56
Section 4.8    Closing Matters..............................................................58
Section 4.9    Indemnification..............................................................58
Section 4.10   Rights Plan..................................................................59
Section 4.11   Benefits Continuation, etc...................................................59



                                           ARTICLE 5
                                           CONDITIONS

Section 5.1    Mutual Conditions Precedent..................................................60
Section 5.2    Additional Conditions Precedent to the Obligations of the SSCC Parties.......61
Section 5.3    Additional Conditions Precedent to the Obligations of St. Laurent............62
Section 5.4    Notice and Cure Provisions...................................................63
Section 5.5    Satisfaction of Conditions...................................................64

                                           ARTICLE 6
                                   AMENDMENT AND TERMINATION

Section 6.1    Amendment....................................................................65
Section 6.2    Mutual Understanding Regarding Amendments....................................65
Section 6.3    Termination..................................................................65
Section 6.4    Break Fee....................................................................67
Section 6.5    Effect of Break Fee Payment..................................................68
Section 6.6    Remedies.....................................................................68

                                           ARTICLE 7
                                            GENERAL

Section 7.1    Notices......................................................................68
Section 7.2    Assignment...................................................................70
Section 7.3    Binding Effect...............................................................70
Section 7.4    Waiver and Modification......................................................70
Section 7.5    No Personal Liability........................................................71
Section 7.6    Further Assurances...........................................................71
Section 7.7    Expenses.....................................................................71
Section 7.8    Consultation.................................................................71
Section 7.9    Governing Laws...............................................................72
Section 7.10   Time of Essence..............................................................72
Section 7.11   Counterparts.................................................................72
Section 7.12   No Third Party Beneficiaries.................................................72
Section 7.13   Language.....................................................................72

                                           SCHEDULES

         Schedule A - Affiliate's Letter
         Schedule B - Appropriate Regulatory Approvals
         Schedule C - Arrangement Resolution
         Schedule D - Plan of Arrangement

                              PRE-MERGER AGREEMENT

         MEMORANDUM OF AGREEMENT made as of the 23rd day of February, 2000.

AMONG:

                    SMURFIT-STONE    CONTAINER    CORPORATION
                    a corporation existing under the laws of the State of Delaware (hereinafter referred to as "SSCC")

                                     - and -

                    STONE CONTAINER CORPORATION
                    a corporation existing under the laws of the State of Delaware (hereinafter referred to as "STONE")

                                     - and -

                    3038727 NOVA SCOTIA COMPANY
                    an unlimited liability company existing under the laws of the Province of Nova Scotia
                    (hereinafter referred to as "3038727")

                                     - and -

                    ST. LAURENT PAPERBOARD INC.
                    a  corporation  existing  under  the  laws of
                    Canada  (hereinafter   referred  to  as  "ST.
                    LAURENT")

         THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

SECTION 1.1       DEFINITIONS.
         In this Agreement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings respectively:

         "1933 ACT" means the UNITED STATES SECURITIES ACT OF 1933, as amended;

         "ACQUISITION PROPOSAL" means any BONA FIDE proposal with respect to any merger, amalgamation, arrangement, take-over bid, sale of assets (excluding inventory sold in the ordinary course of business) or otherwise representing more than 20% of the book value (on a consolidated basis) of St. Laurent's total assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale of assets (excluding inventory sold in the ordinary course of business) or otherwise representing more than 20% of the book value (on a consolidated basis) of St. Laurent's total assets), any sale of more than 20% of the St. Laurent Common Shares then outstanding or similar transactions involving St. Laurent or any subsidiary, or a proposal to do so, excluding the Arrangement;

         "AFFECTED EMPLOYEE" has the meaning ascribed thereto in Section 4.11;

         "AFFILIATE" has the meaning ascribed thereto in the SECURITIES ACT (Quebec), unless otherwise expressly stated herein;

         "AFFILIATE'S LETTER" means a letter, to be substantially in the form and content of Schedule A annexed hereto;

         "APPROPRIATE REGULATORY APPROVALS" means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Entities, regulatory agencies or self-regulatory organizations, as set out in Schedule B annexed hereto;

         "ARRANGEMENT" means an arrangement under Section 192 of the CBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
         Section 6.1 hereof or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Interim Order or the Final Order;

         "ARRANGEMENT RESOLUTION" means the special resolution of the St. Laurent Securityholders, to be substantially in the form and content of Schedule C annexed hereto;

         "ARTICLES OF ARRANGEMENT" means the articles of arrangement of St. Laurent in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made;

         "BUSINESS DAY" means any day on which commercial banks are generally open for business in Chicago, Illinois and Montreal, Quebec other than a Saturday, a Sunday or a day observed as a holiday in Chicago, Illinois under the laws of the State of Illinois or the federal laws of the United States of America or in Montreal, Quebec under the laws of the Province of Quebec or the federal laws of Canada;

         "CBCA" means the CANADA BUSINESS CORPORATIONS ACT as now in effect and as it may be amended from time to time prior to the Effective Date;

         "CIRCULAR" means the notice of the St. Laurent Meeting and accompanying management information circular, including all appendices thereto, to be sent to holders of St. Laurent Common Shares, St. Laurent Options, St. Laurent RSUs and St. Laurent Warrants in connection with the St. Laurent Meeting, as may be amended from time to time;

         "CODE" has the meaning ascribed thereto in Section 3.1(1)(m)(ii);

         "CONFIDENTIALITY AGREEMENTS" means the confidentiality and standstill letter agreements dated November 29, 1999 from St. Laurent to SSCC and SSCC to St. Laurent, respectively;

         "COURT" means the Superior Court of Quebec, District of Montreal;

         "DIRECTOR" means the Director appointed pursuant to Section 260 of the CBCA;

         "DISSENT RIGHTS" means the rights of dissent in respect of the Arrangement described in Section 3.1 of the Plan of Arrangement;

         "DISSENTING SHAREHOLDER" has the meaning ascribed thereto in the Plan of Arrangement;

         "DROP DEAD DATE" means September 30, 2000, or such later date as may be mutually agreed by the parties to this Agreement;

         "EFFECTIVE DATE" means the date shown on the certificate of arrangement to be issued by the Director under the CBCA giving effect to the Arrangement provided that such date occurs on or prior to the Drop Dead Date;

         "EFFECTIVE TIME" has the meaning ascribed thereto in the Plan of Arrangement;

         "ENVIRONMENTAL   LAWS"  means  all  applicable  Laws  relating  to  the
         protection of the environment and public health and safety;

         "ENVIRONMENTAL PERMITS" has the meaning ascribed thereto in Section 3.1(1)(l)(ii);

         "ERISA" has the meaning ascribed thereto in Section 3.1(1)(n)(i);

         "ERISA   AFFILIATE"  has  the  meaning   ascribed  thereto  in  Section
         3.1(1)(n)(ix);

         "EXCHANGE ACT" means the United States SECURITIES EXCHANGE ACT OF 1934, as amended;

         "EXCHANGE CONSIDERATION" has the meaning ascribed thereto in the Plan of Arrangement;

         "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

         "FORMER EMPLOYEES" has the meaning ascribed thereto in Section 4.11;

         "FORM S-8" has the meaning ascribed thereto in Section 2.5(2);

         "GOVERNMENTAL ENTITY" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

         "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined or identified in or regulated by any Environmental Law;

         "HOLDERS" means the holders of St. Laurent Common Shares shown from time to time in the register maintained by or on behalf of St. Laurent in respect of the St. Laurent Common Shares;

         "INCLUDING" means including without limitation;

         "INFORMATION" has the meaning ascribed thereto in Section 4.7(2);

         "INTERIM ORDER" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.2;

         "LAWS" means all statutes, codes, regulations, statutory rules, orders, decrees, and terms and conditions of any grant of approval, permission, authority or license of any court, Governmental Entity, statutory body (including The Toronto Stock Exchange, the New York Stock Exchange and The Nasdaq Stock Market) or self-regulatory authority, and the term "applicable" with respect to such Laws and in the context that refers to one or more Persons, means that such Laws apply to such Person or Persons or its or their business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

         "LIEN" means any mortgage, hypothec, lien, security interest, lease, option, right of third parties or other similar charge or encumbrance, including the lien or retained title of a conditional vendor and any servitude, easement, right of way or other encumbrance or title to real property;

         "MATERIAL ADVERSE CHANGE", when used in connection with the SSCC or St. Laurent, means any change, effect, event or occurrence with respect to its condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued conditional or otherwise), businesses, operations or results of operations or those of its subsidiaries that is, or would reasonably be expected to be, material and adverse to the business, operations or financial condition of such party and its subsidiaries taken as a whole;

         "MATERIAL ADVERSE EFFECT" when used in connection with the SSCC or St. Laurent, means any effect that is, or would reasonably be expected to be, material and adverse to the business, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole;

         "MATERIAL CONTRACTS" has the meaning ascribed thereto in Section 3.1(1)(x);

         "MATERIAL SUBSIDIARY" means each subsidiary of St. Laurent, the total assets of which constituted more than ten percent of the consolidated assets of St. Laurent, the total revenues of which constituted more than ten percent of the consolidated revenues of St. Laurent or the total operating income of which constituted more than ten percent of the consolidated operating income of St. Laurent, in each case as set out in the financial statements of St. Laurent as of and for the year ended December 31, 1998 and including each affiliate of St. Laurent that directly or indirectly holds an equity interest in each such subsidiary. Notwithstanding the foregoing, "MATERIAL SUBSIDIARIES" shall include such other subsidiary identified as such in the St. Laurent Disclosure Letter;

         "NSCA" means the COMPANIES ACT of Nova Scotia;

         "OSC" means the Ontario Securities Commission;

         "PERMITTED LIEN" means any Lien which is expressly permitted by the terms of any financing instrument or security agreement to which SSCC or any of its subsidiaries is a party or to which St. Laurent or any of its subsidiaries is a party, as the case may be;

         "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

         "PLAN OF ARRANGEMENT" means the plan of arrangement substantially in the form and content of Schedule D annexed hereto and any amendments or variations thereto made in accordance with Section 6.1 hereof or
         Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

         "PRE-EFFECTIVE DATE PERIOD" shall mean the period from and including the date hereof to and including the Effective Time on the Effective Date;

         "PUBLICLY DISCLOSED BY ST. LAURENT" means disclosed by St. Laurent in a public filing made by it with the OSC, SEC and/or QSC from January 1, 1999 to and including January 31, 2000;

         "PUBLICLY DISCLOSED BY SSCC" means disclosed by SSCC in a public filing made by it with the SEC from January 1, 1999 to and including January 31, 2000;

         "QSC" means the Commission des valeurs mobilieres du Quebec;

         "REPLACEMENT OPTION" has the meaning ascribed thereto in Section 2.3(1)(b);

         "REPLACEMENT WARRANT" has the meaning ascribed thereto in Section 2.3(1)(d);

         "REPRESENTATIVES" has the meaning ascribed thereto in Section 4.7(1);

         "SEC" means the United States Securities and Exchange Commission;

         "SEC REPORTS" has the meaning ascribed thereto in Section 3.2(1)(g);

         "SECURITIES LEGISLATION" means the CBCA, the SECURITIES ACT (Quebec), the SECURITIES ACT (Ontario) and the equivalent legislation in the other provinces of Canada, the 1933 Act, the Exchange Act, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, and the applicable rules, regulations, rulings, orders and forms made or promulgated under such statutes and the published policies of the regulatory authorities administering such statutes, as well as the rules, regulations, by-laws and policies of The Toronto Stock Exchange, the New York Exchange and The Nasdaq Stock Market;

         "SECURITY PORTION" has the meaning ascribed thereto in the Plan of Arrangement;

         "SPECIFIED SSCC EVENT" means the occurrence of a Material Adverse Change with respect to SSCC, or a breach by a SSCC Party of its obligations hereunder, if by reason thereof, and taking into account
         Section 5.4, St. Laurent would be entitled to rely on the failure of a condition set forth in Section 5.3(1)(a), Section 5.3(1)(b), Section 5.3(1)(c), Section 5.3(1)(e) or Section 5.3(1)(f) as a reason not to complete the transactions contemplated herein;

         "SSCC CLOSING PRICE" means the closing price on The Nasdaq Stock Market of SSCC Common Shares on the day immediately preceding the Effective Date;

         "SSCC COMMON SHARES" means the shares of common stock in the capital of SSCC;

         "SSCC DISCLOSURE LETTER" means that certain letter dated as of even date herewith and delivered by SSCC to St. Laurent;

         "SSCC MATERIAL SUBSIDIARY" means each subsidiary of SSCC, the total assets of which constituted more than ten percent of the consolidated assets of SSCC, the total revenues of which constituted more than ten percent of the consolidated revenues of SSCC or the total operating income of which constituted more than ten percent of the consolidated operating income of SSCC, in each case as set out in the financial statements of SSCC for the year ended December 31, 1998 and including each affiliate of SSCC that directly or indirectly holds an equity interest in each such subsidiary;

         "SSCC OPTION SHARES" has the meaning ascribed thereto in Section 2.3(1)(b);

         "SSCC PARTIES" means SSCC, Stone and 3038727, and "SSCC PARTY" means any one of them;

         "ST. LAURENT COMMON SHARES" means the common shares in the capital of St. Laurent;

         "ST. LAURENT DIRECTORS' STOCK OPTION AND SHARE PURCHASE PLAN" means that certain Directors Stock Option and Share Purchase Plan of St. Laurent in effect as of the date hereof;

         "ST. LAURENT DISCLOSURE LETTER" means that certain letter dated as of even date herewith and delivered by St. Laurent to the SSCC Parties;

         "ST. LAURENT DOCUMENTS" has the meaning ascribed thereto in Section 3.1(1)(o);

         "ST. LAURENT EMPLOYEE SHARE PURCHASE PLAN (CANADA)" means the employee share purchase plan (Canada) of St. Laurent in effect as of the date hereof;

         "ST. LAURENT FINANCIAL  STATEMENTS" has the meaning ascribed thereto in
         Section 3.1(1)(h).

         "ST. LAURENT INTELLECTUAL PROPERTY RIGHTS" has the meaning ascribed thereto in Section 3.1(1)(r);

         "ST. LAURENT LONG-TERM INCENTIVE PLAN" means the long-term incentive plan of St. Laurent in effect as of the date hereof;

         "ST. LAURENT MANAGERS' SHARE PURCHASE PLAN" means the managers' share purchase plan of St. Laurent in effect as of the date hereof;

         "ST. LAURENT MANAGERS' STOCK OPTION PLAN" mean the managers' stock option plan of St. Laurent in effect as of the date hereof;

         "ST. LAURENT MEETING" means the special meeting of St. Laurent Securityholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

         "ST. LAURENT OPTIONS" means the options to purchase St. Laurent Common Shares granted under the St. Laurent Directors' Stock Option and Share Purchase Plan, the St. Laurent Long-Term Incentive Plan and the St. Laurent Managers' Stock Option Plan and being outstanding and unexercised;

         "ST.  LAURENT  PARTIALLY-OWNED  ENTITY" means Fibre  Innovations,  LLC,
         Grafx   Packaging   Corp.,   Innovative   Packaging  Corp.  and  Oncorr
         Innovations, Inc.;

         "ST. LAURENT PERFORMANCE SHARE PLAN" means the performance share plan of St. Laurent in effect as of the date hereof;

         "ST. LAURENT PLANS" has the meaning ascribed thereto in Section 3.1(1)(n)(i);

         "ST. LAURENT RIGHTS PLAN" means the shareholder rights plan of St. Laurent approved on February 1, 1995, as amended on May 7, 1998 and on February 23, 2000;

         "ST. LAURENT RSUS" means the restricted share units granted by St. Laurent to certain officers and managers pursuant to the St. Laurent Managers' Share Purchase Plan and being outstanding and unexercised;

         "ST. LAURENT SECURITYHOLDERS" means the holders of St. Laurent Common Shares, St. Laurent Options, St. Laurent RSUs and St. Laurent Warrants, collectively;

         "ST. LAURENT SHARE PURCHASE PLANS" means, collectively, the St. Laurent Directors' Stock Option and Share Purchase Plan, the St. Laurent Employee Share Purchase Plan (Canada), the St. Laurent subsidiary Employee Stock Purchase Plan (U.S.), the St. Laurent Managers' Share Purchase Plan and the St. Laurent Performance Share Plan;

         "ST. LAURENT SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN (U.S.)" means that certain Employee Stock Purchase Plan (U.S.) of a subsidiary of St. Laurent in effect as of the date hereof;

         "ST. LAURENT WARRANTS" means the 380,000 Series A Warrants of St. Laurent issued on January 29, 1999 to purchase 380,000 St. Laurent Common Shares at an initial exercise price of Canadian $10.95, outstanding as of the date hereof;

         "ST. LAURENT WARRANT INDENTURE" means that certain Indenture made as of January 29, 1999 between St. Laurent and Montreal Trust Company;

         "SUBSIDIARY" means, with respect to a specified body corporate, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body corporate and shall include any body corporate, partnership, joint venture or other entity over which it exercises direction or control or which is in a like relation to a subsidiary;

         "SUPERIOR PROPOSAL" means any BONA FIDE proposal by a third party to, directly or indirectly, acquire assets representing more than 20% of the book value (on a consolidated basis) of St. Laurent's total assets or more than 20% of the outstanding St. Laurent Common Shares, whether by way of merger, amalgamation, arrangement, take-over bid, sale of assets or otherwise, and that in the good faith determination of the Board of Directors of St. Laurent after consultation with financial advisors and outside counsel (a) is reasonably capable of being completed, taking into account all legal, financial, financing, regulatory and other aspects of such proposal and the party making such proposal, and (b) would, if consummated in accordance with its terms, result in a transaction more favourable to the St. Laurent Securityholders than the transaction contemplated by this Agreement;

         "TAX" and "TAXES"  have the  respective  meanings  ascribed  thereto in
         Section 3.1(1)(m)(iii); and

         "TAX RETURNS" means all returns, declarations, reports, information returns and statements required to be filed with any taxing authority relating to Taxes.

SECTION 1.2       INTERPRETATION NOT AFFECTED BY HEADINGS, ETC.

         The division of this Agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "ARTICLE" or "SECTION" followed by a number and/or a letter refer to the specified Article or Section of this Agreement. The terms "THIS AGREEMENT", "HEREOF", "HEREIN" and "HEREUNDER" and similar expressions refer to this Agreement (including the Schedules hereto) and, not to any particular Article, Section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

SECTION 1.3       CURRENCY.

         Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in lawful money of the United States.

SECTION 1.4       NUMBER, ETC.

         Unless the context otherwise requires, words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders.

SECTION 1.5       DATE FOR ANY ACTION.

         In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

SECTION 1.6       ENTIRE AGREEMENT.

         This Agreement and the agreements and other documents herein referred to (including the St. Laurent Disclosure Letter and the SSCC Disclosure Letter) constitute the entire agreement between the parties hereto pertaining to the terms of the Arrangement and supersede all other prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto with respect to the terms of the Arrangement. Notwithstanding anything to the contrary herein, the Confidentiality Agreements SHALL survive the execution of this Agreement, and in the event of inconsistencies between this Agreement and the Confidentiality Agreements, the Confidentiality Agreements shall prevail. However, SSCC and the SSCC Parties shall not be in breach of the "standstill" undertakings contained in the Confidentiality
Agreements solely by reason of the execution of this Agreement or the consummation of the transactions contemplated herein, which "standstill" undertakings shall continue to apply in the event of termination of this Agreement by either SSCC or St. Laurent.

SECTION 1.7       SCHEDULES.

         The following Schedules are annexed to this Agreement and are hereby incorporated by reference into this Agreement and form part hereof:

         Schedule A - Affiliate's Letter
         Schedule B - Appropriate Regulatory Approvals
         Schedule C - Arrangement Resolution
         Schedule D - Plan of Arrangement

SECTION 1.8       ACCOUNTING MATTERS.

         Unless otherwise stated, all accounting terms used in this Agreement in respect of St. Laurent shall have the meanings attributable thereto under Canadian generally accepted accounting principles and all determinations of an accounting nature in respect of St. Laurent required to be made shall be made in a manner consistent with Canadian generally accepted accounting principles and past practice. Unless otherwise stated, all accounting terms used in this Agreement in respect of SSCC shall have the meanings attributable thereto under United States generally accepted accounting principles and all determinations of an accounting nature required to be made in respect of SSCC shall be made in a manner consistent with United States generally accepted accounting principles and past practice.

SECTION 1.9       KNOWLEDGE.

         Each reference herein to the knowledge of a party means, unless otherwise specified, the actual knowledge of such party without inquiry.

                                   ARTICLE 2
                                 THE ARRANGEMENT

SECTION 2.1       IMPLEMENTATION STEPS BY ST. LAURENT.

(1) St. Laurent covenants in favour of the SSCC Parties that St. Laurent shall:

         (a) subject to Section 2.4, as soon as reasonably practicable, apply in a manner acceptable to the SSCC Parties, acting reasonably, under Section 192 of the CBCA for an order approving the Interim Order, and thereafter proceed with and diligently seek the Arrangement;

         (b)      subject  to  Section  2.4,  convene  and hold the St.  Laurent
                  Meeting for the purpose of considering the Arrangement Resolution (and for any other proper purpose as may be set out in the notice for such meeting);

         (c) subject to the terms of this Agreement, include in the Circular the unanimous recommendation of the disinterested directors of St. Laurent that St. Laurent Securityholders vote in favour of the Arrangement Resolution;

         (d) subject to the terms of this Agreement and obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order; and

         (e) subject to the terms of this Agreement and obtaining the Final Order and the satisfaction or waiver of the other conditions herein contained in favour of each party, send to the Director, for endorsement and filing by the Director, the Articles of Arrangement and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

SECTION 2.2       INTERIM ORDER.

(1) The notice of motion for the application referred to in Section 2.1(1)(a) shall request that the Interim Order provide:

         (a) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the St. Laurent Meeting and for the manner in which such notice is to be provided;

         (b) that the requisite approval for the Arrangement Resolution shall be 662/3% of the votes cast on the Arrangement Resolution by St. Laurent Securityholders present in person or by proxy at the St. Laurent Meeting (such that each holder of St. Laurent Common Shares is entitled to one vote for each St. Laurent Common Share held, each holder of St. Laurent Options is entitled to one vote for each St. Laurent Common Share such holder would have received on a valid exercise of such St. Laurent Options, each holder of St. Laurent RSUs is entitled to one vote for each St. Laurent Common Share such holder would have received on vesting of such St. Laurent RSUs and each holder of St. Laurent Warrants is entitled to one vote for each St. Laurent Common Share such holder would have received on a valid exercise of such St. Laurent Warrants;

         (c) that, in all other respects, the terms, restrictions and conditions of the by-laws and articles of St. Laurent, including quorum requirements and all other matters, shall apply in respect of the St. Laurent Meeting;

         (d)      for the grant of the Dissent Rights; and

         (e) for the notice requirements respecting the presentation of the application to the Court for a Final Order.

SECTION 2.3       ARTICLES OF ARRANGEMENT.

(1) The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, and all as subject to the provisions of the Plan of Arrangement, provide substantially as follows:

         (a) each outstanding St. Laurent Common Share that is not held by a holder who has exercised its Dissent Rights and is ultimately entitled to be paid the fair value of St. Laurent Common Shares (other than St. Laurent Common Shares held by any SSCC Party or any affiliate thereof), will be transferred by the holder thereof to 3038727 in exchange for the Exchange Consideration, and the name of each such holder of St. Laurent Common Shares will be removed from the register of holders of St. Laurent Common Shares and added to the register of holders of SSCC Common Shares, and 3038727 will be recorded as the registered holder of such St. Laurent Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

         (b) each St. Laurent Option shall be exchanged for an option (a "REPLACEMENT OPTION") to purchase that number of SSCC Common Shares equal to the sum of (i) the Security Portion TIMES the number of St. Laurent Common Shares subject to the St. Laurent Option; PLUS (ii) the quotient of (A) $12.50 TIMES the number of St. Laurent Common Shares subject to the St. Laurent Option, DIVIDED BY (B) the SSCC Closing Price ("SSCC OPTION SHARES"); the exercise price per SSCC Common Share for each Replacement Option shall be the quotient of (x) an aggregate amount equal to the number of St. Laurent Common Shares subject to the St. Laurent Option exchanged for such Replacement Option TIMES the original exercise price per St. Laurent Common Share pursuant to such St. Laurent Option at the option of the holder (i) converted into its U.S. dollar equivalent based on the noon spot exchange rate on the day immediately preceding the Effective Date reported by the Bank of Canada for Canadian dollars expressed in US dollars, or
                  (ii) expressed in Canadian dollars, the whole DIVIDED BY (y) the SSCC Option Shares subject to such Replacement Option;

         (c) each St. Laurent RSU shall be fully vested and entitle its holder to receive at the Effective Time, with respect to each St. Laurent Common Share subject to such St. Laurent RSU, the Exchange Consideration; and

         (d) each St. Laurent Warrant will be exchanged for a warrant (a "REPLACEMENT WARRANT"); each Replacement Warrant will entitle the holder thereof, upon the exercise of each Replacement Warrant and payment of the Exercise Price (as defined in the St. Laurent Warrant Indenture), to receive the Exchange Consideration. Except as set out in the preceding sentence, the term to expiry and all other terms and conditions of each Replacement Warrant will be unchanged from those of the relevant St. Laurent Warrant and any document or agreement previously evidencing a St. Laurent Warrant will thereafter evidence and be deemed to evidence such Replacement Warrant.

(2) The parties understand and agree that the Exchange Consideration has been calculated based upon the accuracy of the representations and warranties set forth in Section 3.1(1)(c) and that, in the event the number of outstanding St. Laurent Common Shares as of January 31, 2000 or the number of St. Laurent Common Shares issuable upon the exercise of, or subject to, options or other agreements exceeds or is less than the amounts specifically set forth in the St. Laurent Disclosure Letter (including as a result of any stock split, reverse stock split, stock dividend, including any dividend or distribution of securities convertible into capital stock or capital stock equivalents of St. Laurent, recapitalization, or other like change occurring after the date of this Agreement), the Exchange Consideration shall be appropriately adjusted upward or downward, as the case may be. The provisions of this Section 2.3(2) shall not, however, affect the representations and warranties set forth in Section 3.1(1)(c).

SECTION 2.4       CIRCULAR.

         As promptly as practicable after the execution and delivery of this Agreement, SSCC and St. Laurent shall prepare the Circular together with any other documents required by Securities Legislation, other applicable Laws or the Interim Order in connection with the Arrangement, and as promptly as practicable after the date of execution of this Agreement but in any event not later than August 18, 2000, St. Laurent shall cause the Circular and other documentation required in connection with the St. Laurent Meeting to be sent to each holder of St. Laurent Common Shares, St. Laurent Options, St. Laurent RSUs and St. Laurent Warrants and filed as required by the Interim Order and applicable Laws, provided that the SSCC Parties and St. Laurent shall be reasonably satisfied, at the time the Circular is sent to St. Laurent Securityholders, that the conditions referred to in Article 5 can be satisfied.

SECTION 2.5       SECURITIES COMPLIANCE.

(1) SSCC shall use all reasonable best efforts to obtain, prior to the Effective Time, all orders required from the applicable Canadian securities authorities to permit the issuance and first resale of (a) the SSCC Common Shares issued pursuant to the Arrangement, and (b) the SSCC Common Shares issued from time to time upon the exercise of the Replacement Options and the Replacement Warrants, in each case without qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from, any Governmental Entity or regulatory authority under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any regulatory authority administering such Laws, or the fulfilment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions on transfer by reason of a holder being a "CONTROL PERSON" of any SSCC Party or St. Laurent for purposes of Canadian federal, provincial or territorial Securities Legislation).

(2) As promptly as practicable after the Effective Date, SSCC shall file a registration statement on Form S-8 (or other applicable form) (the "FORM S-8"), and take such actions as necessary to keep the information therein current from time to time, in order to register under the 1933 Act those SSCC Common Shares to be issued from time to time after the Effective Time upon the exercise of the Replacement Options.

SECTION 2.6       PREPARATION OF FILINGS.

(1) Each of the SSCC Parties and St. Laurent shall cooperate and use their reasonable best efforts in:

         (a) the preparation and filing of any application for the orders and the preparation of any required registration statements and any other documents reasonably deemed by SSCC or St.
                  Laurent to be necessary to discharge their respective obligations under United States and Canadian federal, provincial, territorial or state Securities Legislation in connection with the Arrangement and the transactions contemplated hereby;

         (b) the taking of all such action as may be required under any applicable United States and Canadian federal, provincial, territorial or state Securities Legislation (including "blue sky laws") in connection with the issuance of the SSCC Common Shares in connection with the Arrangement or the exercise of the Replacement Options and the Replacement Warrants; provided, however, that with respect to the United States "blue sky" and Canadian provincial qualifications, neither SSCC nor St. Laurent shall be required to register or qualify as a foreign corporation or to take any action that would subject it to service of process in any jurisdiction where such entity is not now so subject, except as to matters and transactions arising solely from the offer and sale of the SSCC Common Shares; and

         (c) the taking of all such action as may be required under the CBCA in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(2) Each of SSCC and St. Laurent shall furnish to the other all such information concerning it and its shareholders as may be required (and, in the case of its shareholders, available to it) for the effectuation of the actions described in Section 2.4 and Section 2.5 and the foregoing provisions of this Section 2.6 and the obtention of all Appropriate Regulatory Approvals, and each covenants that no information furnished by it (to its knowledge in the case of information concerning its shareholders) in connection with such actions or otherwise in connection with the consummation of the Arrangement and the other transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in any such document or necessary in order to make any information so furnished for use in any such document not misleading in the light of the circumstances in which it is furnished.

(3) SSCC and St. Laurent shall each promptly notify the other if at any time before or after the Effective Time it becomes aware that the Circular or an application for an order or a registration statement described in Section 2.5 contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Circular or such application or registration statement. In any such event, SSCC and St. Laurent shall cooperate in the preparation of a supplement or amendment to the Circular, application for an order or registration statement, or such other document, as required and as the case may be, and, if required, shall cause the same to be distributed to shareholders of SSCC or St. Laurent and/or filed with the relevant securities regulatory authorities.

(4) St. Laurent shall use its reasonable best efforts to ensure that the Circular complies with all applicable Laws and, without limiting the generality of the foregoing, that the Circular does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by the SSCC Parties or any third party that is not an affiliate of St. Laurent). Without limiting the generality of the foregoing, St. Laurent shall use its reasonable best efforts to ensure that the Circular provides holders of St. Laurent Common Shares with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the St. Laurent Meeting and SSCC shall provide all information regarding it necessary to do so.

(5) SSCC shall ensure that the Form S-8 contemplated in Section 2.5(2) complies with all applicable Laws and, without limiting the generality of the foregoing, that such document does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (other than with respect to any information relating to and provided by St. Laurent or any third party that is not an affiliate of
         SSCC) and St. Laurent shall provide all information regarding it necessary to do so.

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1       REPRESENTATIONS AND WARRANTIES OF ST. LAURENT.

(1) St. Laurent represents and warrants to and in favour of the SSCC Parties as follows and acknowledges that the SSCC Parties are relying upon such representations and warranties in connection with the matters contemplated by this Agreement that, except as set forth in the St. Laurent Disclosure Letter:

         (a)      ORGANIZATION.

                  (i) Each of St. Laurent and the Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate or legal power to own, lease and operate its properties and conduct its businesses as currently owned and conducted. Each of the St. Laurent and the Material Subsidiaries is duly qualified or licensed as foreign corporations to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. All of the outstanding shares and other ownership interests of the Material Subsidiaries which are held directly or indirectly by St. Laurent are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by St. Laurent, free and clear of all Liens, except pursuant to restrictions on transfer contained in constating documents. There are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in any of the Material Subsidiaries. St. Laurent has disclosed in the St. Laurent Disclosure Letter the names and jurisdictions of incorporation of each of the Material Subsidiaries.

                  (ii) Neither St. Laurent nor any Material Subsidiary has any minority interest in any other corporation or entity.

         (b) CERTIFICATE OF INCORPORATION AND BY-LAWS. St. Laurent has heretofore made available to SSCC a complete and correct copy of the certificate of incorporation and the by-laws or equivalent organizational documents, each as amended to date, of St. Laurent and each Material Subsidiary. Such certificates of incorporation, by-laws and equivalent organizational documents are in full force and effect.

         (c) CAPITALIZATION. The authorized capital of St. Laurent consists of an unlimited number of St. Laurent Common Shares and an unlimited number of Class A preferred shares, issuable in series. The St. Laurent Disclosure Letter sets forth, as at January 31, 2000, the number of St. Laurent Common Shares issued and outstanding and the number of outstanding St. Laurent Options, St. Laurent RSUs and St. Laurent Warrants. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating St. Laurent or any Material Subsidiary to issue or sell any shares of St. Laurent or any of the Material Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of St. Laurent, any Material Subsidiary or any other Person, nor is there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the book value, income or any other attribute of St. Laurent or any subsidiary. The St. Laurent Disclosure Letter sets forth the holders of all outstanding St. Laurent Options and the number, exercise prices, vesting schedules and expiration dates of each grant to such holders. There have been no St. Laurent Common Shares issued or purchased for cancellation since January 31, 2000 except pursuant to the purchase of St. Laurent Common Shares pursuant to the St. Laurent Share Purchase Plans and pursuant to the exercise of securities issued prior to January 31, 2000. All outstanding St. Laurent Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of St. Laurent or any subsidiary having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the St. Laurent Common Shares on any matter. There are no outstanding contractual obligations of St. Laurent to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of the Material Subsidiaries. To the knowledge of St. Laurent, as of the date hereof, there are no proxies with respect to any securities of St. Laurent and there are no agreements or understandings by or among any persons which affect or relate to the voting or giving written consents with respect to any securities of St. Laurent.

         (d)      AUTHORITY AND NO VIOLATION.

                  (i) St. Laurent has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by St. Laurent and the consummation by St. Laurent of the transactions contemplated by this Agreement have been duly authorized by its Board of Directors and no other corporate proceedings on its part are necessary to authorize this Agreement, or the transactions contemplated hereby other than:

                           (A) with respect to the Circular and other matters relating solely thereto, including the implementation of the Arrangement, the approval of the Board of Directors of St. Laurent; and

                           (B)      with  respect  to  the   completion  of  the
                                    Arrangement, the approval of the St. Laurent
                                    Securityholders.

                  (ii) This Agreement has been duly executed and delivered by St. Laurent and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity and to the fact that the CURRENCY ACT (Canada) precludes a court in Canada from giving judgment in any currency other than Canadian currency.

                  (iii) The disinterested directors of the Board of Directors of St. Laurent have (A) determined unanimously that the Arrangement is fair to the St. Laurent Securityholders and is in the best interests of St. Laurent, (B) received separate opinions from Bunting Warburg Dillon Read Inc. and Donaldson, Lufkin & Jenrette to the effect that, as of the date of this Agreement, the Exchange Consideration and the Arrangement is fair from a financial point of view to the St. Laurent Securityholders and (C) determined unanimously to recommend that the St. Laurent Securityholders vote in favour of the Arrangement. St. Laurent is not subject to a shareholder rights plan or "poison pill" or similar plan, other than the St. Laurent Rights Plan.

                  (iv) The approval of this Agreement, the execution and delivery by St. Laurent of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

                           (A) result in a violation or breach of, require any consent to be obtained under or give rise to any termination, purchase or sale rights or payment obligation under any provision of:

                                    (I)      its  or any  Material  Subsidiary's
                                             certificate    of    incorporation,
                                             articles,  by-laws or other charter
                                             documents,  including any unanimous
                                             shareholder  agreement or any other
                                             agreement or understanding relating
                                             to  ownership  of  shares  or other
                                             interests     or    to    corporate
                                             governance  with any party  holding
                                             an   ownership   interest   in  any
                                             Material Subsidiary;

                                    (II)     subject    to     obtaining     the
                                             Appropriate   Regulatory  Approvals
                                             relating  to St.  Laurent or any of
                                             its  Material   Subsidiaries,   any
                                             Laws, judgment or decree applicable
                                             to  St.   Laurent  or  any  of  its
                                             Material  Subsidiaries  or by which
                                             any   property  or  assets  of  St.
                                             Laurent  or  any  of  its  Material
                                             Subsidiaries  is bound or  affected
                                             except  to  the  extent   that  the
                                             violation  or breach of, or failure
                                             to obtain any  consent  under,  any
                                             Laws, judgment or decree would not,
                                             individually  or in the  aggregate,
                                             have a Material  Adverse  Effect on
                                             St. Laurent; or

                                    (III)    subject    to     obtaining     the
                                             Appropriate   Regulatory  Approvals
                                             relating  to  St.  Laurent  or  any
                                             Material  Subsidiary  and except as
                                             would not,  individually  or in the
                                             aggregate,  have a Material Adverse
                                             Effect on St. Laurent, any material
                                             contract,    agreement,    license,
                                             franchise  or  permit  to which St.
                                             Laurent or any Material  Subsidiary
                                             is party or by which St. Laurent or
                                             any  Material   Subsidiary  or  any
                                             property or asset of St. Laurent or
                                             any Material Subsidiary is bound or
                                             subject or is the beneficiary;

                           (B) give rise to any right of termination or acceleration of indebtedness (excluding leases which have not been capitalized by St. Laurent or any subsidiary in accordance with Canadian generally accepted accounting principles applied on a consistent basis) of St. Laurent or any subsidiary, or cause any such indebtedness to come due before its stated maturity or cause any available credit of St. Laurent or any subsidiary to cease to be available other than as would not, individually or in the aggregate, have a Material Adverse Effect on St. Laurent;

                           (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on St. Laurent, result in the imposition of any Lien upon any of its assets or the assets of any Material Subsidiary, or restrict, hinder, impair or limit the ability of St. Laurent or any Material Subsidiary to carry on the business of St. Laurent or any Material Subsidiary as and where it is now being carried on; or

                           (D) except as would not, individually or in the aggregate, have a Material Adverse Effect on St. Laurent, result in any payment

                                    (including      severance,      unemployment
                                    compensation,  golden  parachute,  bonus  or
                                    otherwise)  becoming  due to  any  director,
                                    executive   officer  or  senior   management
                                    employee of St. Laurent or any subsidiary or
                                    increase  any  benefits   otherwise  payable
                                    under any St. Laurent Plan or result in the acceleration of time of payment or vesting of any such benefits, including the time of exercise of stock options.

                  (v) No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by St. Laurent and its Material Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by St. Laurent of the transactions contemplated hereby other than (A) any approvals required by the Interim Order, (B) the Final Order,
                           (C) filings with the Director under the CBCA, (D) the Appropriate Regulatory Approvals relating to St. Laurent, (E) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which if not obtained would not, individually or in the aggregate, have a Material Adverse Effect on St. Laurent and (F) except as set forth in the St. Laurent Disclosure Letter.

         (e) NO DEFAULTS. Subject to obtaining the Appropriate Regulatory Approvals relating to St. Laurent or any of its Material
                  Subsidiaries, neither St. Laurent nor any of its Material Subsidiaries is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default under, any contract, agreement, license or franchise to which it is a party which default would have a Material Adverse Effect on St. Laurent.

         (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as Publicly Disclosed by St. Laurent, from December 31, 1998 (or, in the case of (iii) below, January 31, 2000) through to the date hereof, each of St. Laurent and its Material Subsidiaries has conducted its business only in the ordinary and regular course of business and there has not occurred:

                  (i)      a  Material   Adverse  Change  with  respect  to  St.
                           Laurent;

                  (ii) any damage, destruction or loss, whether covered by insurance or not, that could reasonably be expected to have a Material Adverse Effect on St. Laurent;

                  (iii) any redemption, repurchase or other acquisition of St. Laurent Common Shares by St. Laurent or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to St. Laurent Common Shares;

                  (iv) any material increase in or modification of the compensation payable or to become payable by it to any of its directors or executive officers, or any grant to any such director or executive officer of any increase in severance or termination pay;

                  (v) any material increase in or modification of any bonus, pension, insurance or benefit arrangement (including the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its directors or executive officers;

                  (vi) any acquisition or sale of its property or assets having a value in excess of $10,000,000 individually, other than in the ordinary and regular course of business;

                  (vii) any entering into, amendment of, relinquishment, termination or non-renewal by it of any material contract, agreement, license, franchise, lease transaction, commitment or other right or obligation, other than in the ordinary and regular course of business;

                  (viii) any resolution to approve a split, combination or reclassification of any of its outstanding shares;

                  (ix) any change in its accounting methods, principles or practices; or

                  (x) any incurrence of a material liability (direct, contingent or otherwise);

                  (xi) any taking of action that would cause the St. Laurent Rights Plan to be applicable;

                  (xii) any failure by St. Laurent, in any material respect, to revalue any asset in accordance with Canadian generally accepted accounting principles consistent with past practice;

                  (xiii) any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made.

         (g)      EMPLOYMENT MATTERS.

                  (i) St. Laurent has made available to SSCC true and complete copies of all binding employment agreements, contracts, obligations and understandings to which St. Laurent or any Material Subsidiary is a party with any director, executive officer or senior management employee earning in excess of $200,000 for the year ended December 31, 1999 (including bonuses). Except as set forth in the management information circular prepared in connection with the Annual Meeting of St. Laurent held on May 5, 1999, neither St. Laurent nor any Material Subsidiary is a party to any binding policy, agreement, obligation or understanding providing for severance or termination payments to, or any employment agreement with, any director, executive officer or senior management employee earning in excess of $200,000 for the year ended December 31, 1999 (including bonuses).

                  (ii) St. Laurent has identified in the St. Laurent Disclosure Letter and has delivered to SSCC true and complete copies of all collective bargaining agreements, letters of understanding, and other contracts to which St. Laurent and any Material Subsidiary is a party with any labour organization. Neither St. Laurent nor any Material Subsidiary is subject to any application for certification or, to the knowledge of St. Laurent, threatened or apparent union-organizing campaigns or representation disputes. There are no current pending or, to the knowledge of St. Laurent, threatened strikes, slowdowns, stoppages or disputes at St. Laurent or any Material Subsidiary that would, individually or in the aggregate, have a Material Adverse Effect on St. Laurent. No collective bargaining agreement to which St. Laurent or any subsidiary is or may be a party is currently under negotiation or renegotiation and no existing collective bargaining agreement is due for expiration, renewal or renegotiation within the one-year period after the date hereof.

                  (iii) Neither St. Laurent nor any Material Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of St. Laurent, threatened, or any litigation, actual or, to the knowledge of St. Laurent, threatened, relating to employment or termination of employment of employees or independent contractors, other than those claims or such litigation as would, individually or in the aggregate, not have a Material Adverse Effect on St. Laurent. No unfair labour practice complaint against St. Laurent or any Material Subsidiary is pending before the National Labour Relations Board or any other tribunal which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on St. Laurent. Neither St. Laurent nor any Material Subsidiary is involved in or, to the knowledge of St. Laurent, threatened with any complaint or grievance which, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on St. Laurent. St. Laurent has delivered to SSCC a true and complete list of all claims, complaints and grievances that are pending against St. Laurent or any Material Subsidiary by any current or former employee which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on St. Laurent.

                  (iv) Except for any matter which would individually or in the aggregate not reasonably be expected to have a Material Adverse Effect on St. Laurent, St. Laurent and its Material Subsidiaries have operated and are in compliance with all federal, state and other applicable laws, domestic or foreign, respecting labour and employment, including, but not limited to, fair employment practices, labour standards, equal employment opportunity, occupational health and safety, employment equity, pay equity, workers' compensation, human rights, immigration, wages and hours, plant closing, and the payment of social security and similar taxes; there are no current, pending or, to the knowledge of St. Laurent, threatened charges, claims, suits, actions, proceedings or investigations against St. Laurent or any Material Subsidiary by or before any tribunal, federal or state court or administrative agency with respect to any of the above areas which, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on St. Laurent; neither St. Laurent nor any Material Subsidiary is a government contractor subject to any obligations imposed by the Office of Federal Contract Compliance Program or any comparable state or local affirmative action agency.

         (h) FINANCIAL STATEMENTS. The audited consolidated financial statements (including, in each case, any notes thereto) of St. Laurent as at and for the 12-month periods ended December 31, 1998, December 31, 1997 and December 31, 1996 and the unaudited consolidated financial statements for the 9-month period ended September 30, 1999 (the "ST. LAURENT FINANCIAL STATEMENTS") have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) (subject, in the case of such unaudited financial statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount and the absence of certain footnote disclosures), the requirements of applicable Governmental Entities and applicable Securities Legislation; such financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of St. Laurent and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of such unaudited financial statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount.

         (i) ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected in the audited financial statements of St. Laurent for the 12-month period ended December 31, 1998, as Publicly Disclosed by St. Laurent or as incurred in the ordinary course of business, neither St. Laurent nor any of its subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), which, either individually or in the aggregate, are material in amount to St. Laurent and its subsidiaries taken as a whole.

         (j) BOOKS AND RECORDS. The books, records and accounts of St. Laurent and its subsidiaries, in all material respects, (i) have been maintained in accordance with good business practices on a basis consistent with prior years, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of St. Laurent and its subsidiaries and (iii) fairly reflect the basis for the consolidated financial statements of St. Laurent. St. Laurent has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets.

         (k) LITIGATION, ETC. Except as Publicly Disclosed by St. Laurent, there is currently no claim, action, proceeding or investigation (including any native land claims) pending or, to the knowledge of St. Laurent, threatened against or affecting St. Laurent or any Material Subsidiary before any court or Governmental Entity that, could reasonably be expected to have a Material Adverse Effect on St. Laurent, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither St. Laurent nor any Material Subsidiary, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on St. Laurent or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

         (l) ENVIRONMENTAL. Except for any matters that, individually or in the aggregate, would not have a Material Adverse Effect on St.
                  Laurent:

                  (i) all operations of St. Laurent and its subsidiaries have been conducted, and are now, in compliance with all Environmental Laws;

                  (ii) St. Laurent and its subsidiaries are in possession of, and in compliance with, all permits,
                           authorizations,        certificates,        licenses,
                           registrations, approvals and consents necessary under Environmental Laws to own, lease and operate their properties and to conduct their respective businesses as they are now being conducted or as proposed to be conducted (collectively the "ENVIRONMENTAL PERMITS");

                  (iii)    neither St. Laurent nor any subsidiary is subject to:

                           (A) any non-compliance with Environmental Laws which requires or, to the knowledge of St. Laurent, may, require any work, repairs, construction, change in business practices or operations, or expenditures, including capital expenditures for facility upgrades, environmental investigation and remediation expenditures, or any other such expenditures;

                           (B) any written demand or written notice with respect to the breach of or potential liability under any Environmental Laws or Environmental Permits by St. Laurent or any subsidiary, including but not limited to any regulations respecting the use, generation, release, storage, treatment, transportation or disposition (including disposal or arranging for disposal) of Hazardous Substances;

                           (C) any written demand or written notice with respect to potential liability, by contract or under Environmental Laws relating to St. Laurent or any current or, any former subsidiary or, to the knowledge of St. Laurent, any of their respective predecessor entities, divisions or any formerly owned, leased or operated properties or assets of the foregoing, including potential liability with respect to the presence, generation, storage, treatment, release or discharge of Hazardous Substances; or

                           (D) any changes in the terms or conditions of any Environmental Permits or any renewal, modification, revocation, reissuance, alteration,  transfer or  amendment  of such
                                    Environmental  Permits, or any review by, or
                                    approval of, any Governmental Entity of such
                                    Environmental  Permits  that are required in
                                    connection with the execution or delivery of
                                    this  Agreement,  the  consummation  of  the
                                    transactions   contemplated  hereby  or  the
                                    continuation  of business of St.  Laurent or
                                    any     subsidiaries      following     such
                                    consummation;

                           (E) any non-compliance with Environmental Laws pertaining to underground storage tanks, asbestos containing materials, or regulated levels of polychlorinated biphenols existing at any of the facilities owned or operated by St. Laurent or any subsidiary; and

                  (iv) with respect to such businesses and operations, neither St. Laurent nor its subsidiaries have at any time given any written undertakings with respect to remedying any breach or liability under Environmental Laws or Environmental Permits which are required to have been performed and have not been duly performed.

         (m)      TAX MATTERS.

                  (i) St. Laurent and each of its Material Subsidiaries have duly and timely filed, or caused to be filed, all material Tax Returns required to be filed by them (all of which returns were correct and complete in all material respects) and have paid, or caused to be paid, all material amounts of Taxes shown to be due and payable thereon, and St. Laurent's most recently published financial statements contain an adequate provision in accordance with Canadian generally accepted accounting principles for all material amounts of Taxes payable in respect of each period covered by such financial statements and all prior periods to the extent such Taxes have not been paid, whether or not due and whether or not shown as being due on any Tax Returns. St. Laurent and each of its Material Subsidiaries have made adequate provision in accordance with generally accepted accounting principles in their books and records for any material amounts of Taxes accruing in respect of any accounting period which has ended subsequent to the period covered by such financial statements.

                  (ii) Neither St. Laurent nor any Material Subsidiary has received any written notification that any issues involving a material amount of Taxes have been raised (and are currently pending) by Revenue Canada, the United States Internal Revenue Service or any other taxing authority, including any sales tax authority, in connection with any of the Tax Returns referred to above and no waivers of statutes of limitations have been given or requested with respect to St. Laurent or any Material Subsidiary. All Tax Returns of St. Laurent and the Material Subsidiaries for income taxes have been examined by applicable Government Entities for all fiscal years up to and including the fiscal year ended December 31, 1995 (Canada). To the best of the knowledge of St. Laurent, there are no proposed in writing (but unassessed) additional Taxes involving a material amount of Taxes and none has been asserted in writing. No Tax liens have been filed for material amounts of Taxes other than for Taxes not yet due and payable. Neither St. Laurent nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Internal
                           Revenue Code of 1986, as amended (the "CODE"). Neither St. Laurent nor any of its subsidiaries is party to any agreement providing for the allocation or payment of Tax liabilities or payment for Tax benefits. St. Laurent has not made an election under
                           Section 897(i) of the Code to be treated as a domestic corporation for purposes of Sections 897, 1445 and 6039C of the Code. St. Laurent is not, nor ever been, a "United States real property holding company" within the meaning of Section 897(c)(2) of the Code. To the extent that the classification of a St. Laurent subsidiary is relevant for U.S. federal income tax purposes, such subsidiary is treated as a corporation for purposes of the Code. Neither St. Laurent nor any of its subsidiaries is engaged in a trade or business or has a permanent establishment in a country other than the country in which such entity is formed or organized.

                  (iii) "TAX" and "TAXES" means, with respect to any entity, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, withholding taxes, payroll taxes, employment taxes, Canada or Quebec Pension Plan premiums, employment insurance premiums, excise, severance, social security premiums, workers' compensation premiums, unemployment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services tax, customs duties or other taxes, fees, imports, assessments or charges of any kind whatsoever, together with any interest and any penalties or additional amounts imposed by any taxing authority (domestic or foreign) on such entity, and any interest, penalties, additional taxes and additions to tax imposed with respect to the foregoing. For purposes of this Section 3.1(m)the term "material amount of Taxes" shall mean an amount of Taxes that is material to St. Laurent and its subsidiaries taken as a whole.

                  (iv) St. Laurent and each of its Material Subsidiaries have withheld from each payment made to any of their respective present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the INCOME TAX ACT (Canada) all amounts of Taxes required by law, and have remitted such withheld amounts within the prescribed periods to the appropriate federal or provincial taxing authority to the extent that the failure to do so would, individually or in the aggregate, have a Material Adverse Effect on St. Laurent. St. Laurent and each of its subsidiaries have remitted all Canada Pension Plan contributions, employment insurance premiums, employer health taxes and other Taxes payable in respect of their employees and have or will have remitted such amounts to the proper taxing authority within the time required by applicable law, to the extent that the failure to do so would, individually or in the aggregate, have a Material Adverse Effect on St. Laurent. St. Laurent and each of its subsidiaries have charged, collected and remitted on a timely basis all Taxes as required by applicable law (including Part IX of the EXCISE TAX ACT (Canada) or the retail sales tax legislation of any province of Canada) on any sales, supply or delivery whatsoever, made by St. Laurent or any Material Subsidiary, to the extent that the failure to do so would, individually or in the aggregate, have a Material Adverse Effect on St. Laurent.

         (n)      PENSION AND EMPLOYEE BENEFITS.

                  (i) St. Laurent has delivered to SSCC a true and complete list as of the date hereof of each material "employee pension benefit plan" (as such term is defined in
                           Section 3(2) of the United States EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, as amended ("ERISA")), material "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA), severance agreement, bonus, stock option, stock purchase, or other incentive plan (including any equity or equity-based plan), deferred compensation plan, salary reduction agreement, or any other material benefit plan, policy, program or arrangement, with respect to any employee, former employee, to the extent applicable, director or any beneficiary or dependent thereof (including any "employee pension or benefit plan", as defined in Section 3(3) of ERISA), maintained by St. Laurent or a Material Subsidiary (collectively referred to as the "ST. LAURENT PLANS"). The St. Laurent Disclosure Letter states which of the St. Laurent Plans intend to constitute "employee pension benefit plans" (as defined in Section 3(2) of ERISA) or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA).

                  (ii) To the knowledge of St. Laurent, no step has been taken, no event has occurred and no condition or circumstance exists that has resulted in or could reasonably be expected to result in any St. Laurent Plan being ordered or required to be terminated or wound up in whole or in part or having its registration under applicable Laws refused or revoked, or being placed under the administration of any trustee or receiver or regulatory authority or being required to pay any material Taxes, fees, penalties or levies under applicable Laws. There are no actions, suits, claims (other than routine claims for payment of benefits in the ordinary course), trials, demands, investigations, arbitrations or other proceedings which are pending or, to the knowledge of St. Laurent, threatened in respect of any of the St. Laurent Plans or their assets which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on St. Laurent.

                  (iii) St. Laurent has made available to SSCC true, correct and complete copies of all of the St. Laurent Plans as amended (or, in the case of any unwritten St. Laurent Plan, a description thereof) together with actuarial reports and applicable audited financial statements, and the most recent determination letter from the U.S. Internal Revenue Service or other applicable Governmental Entity. St. Laurent has made available to SSCC a true and complete copy of the most recent Annual Report on Form 5500 and accompanying schedules filed with the United States Internal Revenue Service with respect to each St. Laurent Plan in respect of which such a report was required. Except as specifically provided in the foregoing documents delivered to SSCC, there are no material amendments to any St. Laurent Plan that have been adopted or approved nor has St. Laurent undertaken to make any such amendments or to adopt or approve any new Plan.

                  (iv) All of the St. Laurent Plans are and have been established, registered, qualified, invested and administered, in all material respects, in accordance with all applicable Laws, and in accordance with their terms and the terms of agreements between St. Laurent and/or a subsidiary, as the case may be, and their respective employees. To the knowledge of St. Laurent, no fact or circumstance exists that could adversely affect the existing tax status of a St. Laurent Plan.

                  (v) All material contributions or other amounts required to be paid by St. Laurent as of the Effective Time by applicable Law or the terms of a St. Laurent Plan with respect of current or prior plan years will have been paid or accrued by the Effective Time. All contributions, payments, premiums, expenses, reimbursements or accruals for all periods ending prior to or as of the Effective Time for each St. Laurent Plan (including periods from the first day of the then current plan year to the Effective Time) shall have been made or accrued on St. Laurent's financial statements (in accordance with generally applied accounting principles, including FAS 87, 88, 106 and 112), and each such St. Laurent Plan otherwise does not have nor could have any unfunded liability (including benefit liabilities as defined in Section 4001(a)(16) of ERISA) or unfunded actuarial liabilities or solvency deficiencies within the meaning of the QUEBEC SUPPLEMENTAL PENSION PLANS ACT which is not reflected on financial statements, except where the failure to do so would not individually or in the aggregate be material in amount. The same shall be true for all periods ending as of the Effective Time for each St. Laurent Plan.

                  (vi) To the knowledge of St. Laurent and other than as Publicly Disclosed by St. Laurent, each St. Laurent Plan, as the case may be, has no accumulated funding deficiency, and as of the date hereof, no notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by St. Laurent or its subsidiaries from any such regulatory authority.

                  (vii) All St. Laurent Plans intended to be tax-qualified in the United States have been the subject of determination letters from the United States Internal Revenue Service to the effect that such St. Laurent Plans are qualified and exempt from United States Federal income taxes under Sections 401(a) and
                           501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of St. Laurent, has revocation been threatened, nor has any such St. Laurent Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification and, to the knowledge of St. Laurent, nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such plan.

                  (viii) Except as set forth in the St. Laurent Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of the transactions contemplated by this Agreement or the Arrangement by any employee, officer or director of St. Laurent or any of its affiliates who is a "disqualified individual" (as such term is defined in Code Section 280G(i)) under any employment, severance or termination agreement, other compensation arrangement or St. Laurent Plan currently in effect will fail to be deductible for United States federal income tax purposes by virtue of Section 280G of the Code.

                  (ix) No St. Laurent Plan is a "multiemployer pension plan" (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "multiple employer plan"). Neither St. Laurent nor any of its ERISA Affiliates (as defined below) has
                           (1) at any time during the last six years, contributed to or been obligated to contribute to any multiemployer pension plan or multiple employer plan, or (2) incurred any withdrawal liability to a multiemployer pension plan as a result of a complete or partial withdrawal from such multiemployer pension plan that has not been satisfied in full. There does not now exist, nor, to the knowledge of St. Laurent, do any circumstances exist that could result in, any liability that would be a liability of St. Laurent following the Effective Time under Section 4971 of the Code, or as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code which could have a Material Adverse Effect on St. Laurent. For purposes of this Agreement, "ERISA AFFILIATE" shall mean St. Laurent and any trade or business which is under common control or which is treated as a single employer with St. Laurent under Section 414(b) or (c) of the Code.

                  (x) St. Laurent has identified in the St. Laurent Disclosure Letter and has made available to SSCC true and complete copies of (1) all material severance and employment agreements with directors, executive officers, key employees or consultants of St. Laurent; (2) all material severance programs and policies of St. Laurent with or relating to its employees; and (3) all material plans, programs, agreements and other arrangements of St. Laurent with or relating to its employees, directors or consultants which contain change in control provisions. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment or profit (including severance, unemployment compensation, golden parachute or otherwise) becoming due or increased to any director, employee or consultant of St. Laurent or an Affiliate from SSCC, St. Laurent or an Affiliate under any St. Laurent Plan or otherwise, (B) increase any benefits otherwise payable under any St. Laurent Plan or (C) result in any acceleration of the time of payment or vesting of any compensation or benefits. No individual who is a party to an employment or change of control agreement listed in the St. Laurent Disclosure Letter with St. Laurent has terminated employment or been terminated.

                  (xi) No St. Laurent Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of St. Laurent beyond their retirement or other termination of service, other than benefits as accrued as liabilities on the books of St. Laurent.

                  (xii) To the knowledge of St. Laurent, with respect to each St. Laurent Plan, no Person: (A) has entered into any "prohibited transaction," as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder);
                           (B) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (C)
                           has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (D) has engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject SSCC, St. Laurent or any employee of St. Laurent to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code and where such event would have a Material Adverse Effect on St. Laurent.

                  (xiii) Each St. Laurent Plan may be amended, terminated, modified or otherwise revised by St. Laurent, as provided in St. Laurent Plan, other than benefits protected under Section 411(d) of the Code, on and after the Effective Time, and except as limited by any collective bargaining agreement.

         (o) REPORTS. St. Laurent has filed with the QSC, the OSC and the SEC true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it with such entities (such forms, reports, schedules, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "ST. LAURENT DOCUMENTS"). The St. Laurent Documents at the time filed (i) did not contain any misrepresentation (as defined in the SECURITIES ACT (Ontario)) and (ii) complied in all material respects with the requirements of applicable Securities Legislation. St. Laurent has not filed any confidential material change report with the OSC or any other securities authority or regulator or any stock exchange or other self-regulatory authority which at the date hereof remains confidential. No Material Subsidiary is required to file any form, report or other document with the QSC, the OSC or the SEC.

         (p) COMPLIANCE WITH LAWS. Except as Publicly Disclosed by St. Laurent, St. Laurent and its Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on St. Laurent. Without limiting the generality of the foregoing, all securities of St. Laurent (including, all options, rights or other convertible or exchangeable securities) have been issued in compliance, in all material respects, with all applicable Securities Legislation and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable Securities Legislation.

         (q)      RESTRICTIONS  ON  BUSINESS  ACTIVITIES.   Except  as  Publicly
                  Disclosed by St. Laurent, there is no agreement, judgment, injunction, order or decree binding upon St. Laurent or any Material Subsidiary that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of St. Laurent or any Material Subsidiary, any acquisition of property by St. Laurent or any Material Subsidiary or the conduct of business by St. Laurent or any Material Subsidiary as currently conducted other than prohibitions, restrictions or impairment which would not, individually or in the aggregate, have a Material Adverse Effect on St. Laurent.

         (r)      INTELLECTUAL PROPERTY.

                  (i) St. Laurent and its Material Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights and are otherwise legally entitled to use, all patents, trade secrets, trademarks, trade names, service marks, copyrights and mask works, all applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of St. Laurent and its subsidiaries as currently conducted (the "ST. LAURENT INTELLECTUAL PROPERTY RIGHTS") except to the extent that the failure to have such rights would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on St. Laurent.

                  (ii) To the knowledge of St. Laurent, neither St. Laurent nor any of its Material Subsidiaries is or will be as a result of the execution and delivery of this Agreement, or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the St. Laurent Intellectual Property Rights or any license, sublicense or other agreement pursuant to which St. Laurent or any of its subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are used in the manufacture of, incorporated in, or form a part of any product of St. Laurent or any of its subsidiaries, except for breaches which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on St. Laurent.

                  (iii) All patents, registered and common law trademarks, service marks and copyrights held by St. Laurent or any of its Material Subsidiaries which are material to the business of St. Laurent and its Material Subsidiaries are valid and enforceable. Neither St. Laurent nor any of its Material Subsidiaries (i) has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trade secret, trademark, service mark or copyright or the violation of any trade secret or other proprietary right of any third party or (ii) has any knowledge that the manufacturing, importation, marketing, licensing, sale, offer for sale, or use of any of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on St. Laurent.

         (s) INSURANCE. St. Laurent has policies of insurance in force as of the date hereof naming St. Laurent and/or its subsidiaries, as the case may be, as an insured which, having regard to the nature of such risk and the relative cost of obtaining insurance, St. Laurent believes are reasonable, except where failure to have such insurance policies would not, individually or in the aggregate, have a Material Adverse Effect on St. Laurent.

         (t) PROPERTY. Except as Publicly Disclosed by St. Laurent, each of St. Laurent and its Material Subsidiaries has good and marketable title to all of their respective properties and assets (real and personal, tangible and intangible, including leasehold interest, leases, easements, rights of way, permits or licences from land owners or authorities permitting the use of land by St. Laurent or its Material Subsidiaries) including all the properties and assets reflected in the balance sheets forming part of the St. Laurent Financial Statements, except as indicated in the notes thereto, together with all additions thereto and less all dispositions thereof in the ordinary course of their businesses, necessary to permit the operation of their businesses as presently owned and conducted, in each case subject to no Lien except for Permitted Liens and as is reflected in the balance sheets forming part of the audited financial statements of St. Laurent for the 12-month period ended December 31, 1998, except where the failure to have such title, individually, or in the aggregate, would not have a Material Adverse Effect on St. Laurent.

         (u) LICENCES, ETC. St. Laurent and each Material Subsidiary owns, possesses, or has obtained and is in compliance with, all licences, permits, certificates, orders, grants and other authorizations of or from any Governmental Entity necessary to conduct its businesses as now conducted or as proposed to be conducted except for such failure that would individually or in the aggregate not have a Material Adverse Effect on St. Laurent. As of the date hereof, all of the permits are in full force and effect and no violation, suspension or cancellation of any of the Permits is pending or, to the knowledge of St. Laurent threatened, except where not being in full force and effect or the violation, suspension or cancellation of such permits, individually or in the aggregate, would not have a Material Adverse Effect on St. Laurent.

         (v) REGISTRATION RIGHTS. No holder of securities issued by St. Laurent has any right to compel St. Laurent to register or otherwise qualify such securities for public sale in Canada or the United States.

         (w) CERTAIN BUSINESS PRACTICES. To the knowledge of St. Laurent, none of St. Laurent, any of its subsidiaries or any directors, officers, agents or employees of St. Laurent or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, or (iii) made any other unlawful payment, except for such matters which would not individually or in the aggregate have a Material Adverse Effect on St. Laurent.

         (x) MATERIAL CONTRACTS. Each agreement, contract or arrangement which is material to the business or operations of St. Laurent and its subsidiaries taken as a whole (a "MATERIAL CONTRACT") is valid and binding on St. Laurent (or, to the extent a subsidiary of St. Laurent is a party, such subsidiary) and is in full force and effect, and St. Laurent and each subsidiary have performed in all material respects all material obligations required to be performed by them under each Material Contract, except where the failure to do so would not individually or in the aggregate have a Material Adverse Effect on St. Laurent.

SECTION 3.2       REPRESENTATIONS AND WARRANTIES OF THE SSCC PARTIES.

(1) The SSCC Parties, on a solidary basis, represent and warrant to and in favour of St. Laurent as follows and acknowledge that St. Laurent is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

         (a) ORGANIZATION. Each of the SSCC Parties and the SSCC Material Subsidiaries has been duly incorporated or formed under all applicable Laws, is validly subsisting and in good standing under the laws of the jurisdiction of its incorporation or organization and has full corporate or legal power and authority to own its properties and conduct its businesses as currently owned and conducted. Each of the SSCC and the SSCC Material Subsidiaries are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. All of the outstanding shares of capital stock and other ownership interests of SSCC's subsidiaries which are held directly or indirectly by SSCC are validly issued, fully paid and non-assessable and all such shares and other ownership interests are owned directly or indirectly by SSCC, free and clear of all Liens. Except as set forth in the SSCC Disclosure Letter, there are no outstanding options, rights, entitlements, understandings or commitments (contingent or otherwise) regarding the right to acquire any such shares or other ownership interests in any of the SSCC Material Subsidiaries.

          (b) CAPITALIZATION. The authorized capital of SSCC consists of 400 million common shares and 25 million preferred shares. As of February 18, 2000, there were 218,183,007 SSCC Common Shares issued and outstanding. Except for employee stock options pursuant to employee compensation plans or as Publicly Disclosed by SSCC or the SSCC Disclosure Letter, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise)  obligating  SSCC to  issue  or  sell  any  shares  or securities or obligations of any kind convertible into or exchangeable for any shares of SSCC. All outstanding SSCC Common Shares have been duly authorized and are validly issued and outstanding as fully paid and non-assessable shares, and, subject to the SSCC Disclosure Letter, free of pre-emptive rights. There are no outstanding bonds, debentures or other evidences of indebtedness of SSCC having the right to vote (or that are convertible for or exercisable into securities having the right to vote) with the holders of the SSCC Common Shares on any matter. Other than under employee stock option plans or Publicly Disclosed by SSCC or in the SSCC Disclosure Letter, there are no outstanding contractual obligations of SSCC to repurchase, redeem or otherwise acquire any of its outstanding securities or with respect to the voting or disposition of any outstanding securities of any of the SSCC Material Subsidiaries.

         (c)   AUTHORITY AND NO VIOLATION.

               (i) Each of the SSCC Parties has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by each of the SSCC Parties and the consummation by each of the SSCC
                           Parties of the transactions contemplated by this Agreement have been duly authorized by its respective Board of Directors and no other corporate proceedings (including a vote or approval by the shareholders) on its part are necessary to authorize this Agreement or the transactions contemplated hereby.

               (ii) This Agreement has been duly executed and delivered by each of the SSCC Parties and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors' rights generally, and to general principles of equity.

               (iii) Except as set forth in the SSCC Disclosure Letter, the approval of this Agreement, the execution and delivery by each of the SSCC Parties of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement and the transactions contemplated thereby, will not:

                           (A) result in a violation or breach of, require any consent, vote or approval to be obtained under or give rise to any termination,
                                    purchase   or   sale   rights   or   payment
                                    obligation under any provision of:

                                    (I)     its    or    any    SSCC    Material
                                            Subsidiary's      certificate     of
                                            incorporation,  articles, by-laws or
                                            other charter  documents,  including
                                            any unanimous  shareholder agreement
                                            or   any    other    agreement    or
                                            understanding  relating to ownership
                                            of shares or other  interests  or to
                                            corporate  governance with any party
                                            holding an ownership interest in any
                                            SSCC Material Subsidiary;

                                    (II)    subject to obtaining the Appropriate
                                            Regulatory Approvals relating to the
                                            SSCC Parties,  any Laws, judgment or
                                            decree   applicable   to  the   SSCC
                                            Parties or any of the SSCC  Material
                                            Subsidiaries   or   by   which   any
                                            property   or  assets  of  the  SSCC
                                            Parties or any of the SSCC  Material
                                            Subsidiaries  is bound or  affected,
                                            except  to  the   extent   that  the
                                            violation  or breach  of, or failure
                                            to obtain  any  consent  under,  any
                                            Laws,  judgment or decree would not,
                                            individually  or in  the  aggregate,
                                            have a  Material  Adverse  Effect on
                                            SSCC; or

                                    (III)   subject to obtaining the Appropriate
                                            Regulatory Approvals relating to the
                                            SSCC  Parties  and  except  as would
                                            not,    individually   or   in   the
                                            aggregate,  have a Material  Adverse
                                            Effect  on SSCC  or a SSCC  Material
                                            Subsidiary,  any material  contract,
                                            agreement,   license,  franchise  or
                                            permit  to  which  SSCC or any  SSCC
                                            Material Subsidiary is a party or by
                                            which  SSCC  or  any  SSCC  Material
                                            Subsidiary, or any property or asset
                                            of   SSCC  or  any   SSCC   Material
                                            Subsidiary is bound or is subject or
                                            is the beneficiary;

                           (B) give rise to any right of termination or acceleration of indebtedness of any SSCC Party or any SSCC Material Subsidiary, or cause such indebtedness to come due before its stated maturity or cause any available
                                    credit  of  any  SSCC   Party  or  any  SSCC
                                    Material   Subsidiary   to   cease   to   be
                                    available; or

                           (C) except as would not, individually or in the aggregate, have a Material Adverse Effect on SSCC, result in the imposition of any Lien upon any of its assets or the assets of any SSCC Material Subsidiary, or restrict, hinder, impair or limit the ability of any SSCC Party or any SSCC Material Subsidiary to carry on the business as and where it is now being carried on.

               (iv) No consent, approval, order or authorization of, or declaration or filing with, any Governmental Entity is required to be obtained by any of the SSCC Parties or the SSCC Material Subsidiaries in connection with the execution and delivery of this Agreement or the consummation by any of the SSCC Parties of the transactions contemplated hereby other than (A) the Appropriate Regulatory Approvals relating to the SSCC Parties, and (B) any other consents, approvals, orders, authorizations, declarations or filings of or with a Governmental Entity which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect on SSCC.

         (d) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as Publicly Disclosed by SSCC, since December 31, 1998 through to the date hereof each of the SSCC Parties and each SSCC Material Subsidiary has conducted its business only in the ordinary and regular course of business consistent with past practice and there has not occurred:

               (i)         a Material Adverse Change with respect to SSCC;

               (ii) any agreement or arrangement to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement materially untrue or incorrect as of the date when made;

               (iii) any resolution to approve a split, combination or reclassification of the SSCC Common Shares; or

               (iv)
                           any material change in its accounting methods, principles or practices.

         (e) FINANCIAL STATEMENTS. The audited consolidated financial statements (including any notes thereto) of SSCC for the year ended December 31, 1998 and the unaudited consolidated financial statements for the 9-month period ended September 30, 1999 have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) (subject, in the case of such unaudited financial statements to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount and the absence of certain footnote disclosures), the requirements of applicable Governmental Entities and applicable Securities Legislation; such financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash-flows of SSCC and its subsidiaries as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of such unaudited financial statements to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount.

         (f) ABSENCE OF UNDISCLOSED LIABILITIES. Except as disclosed in the SSCC Financial Statements, or as Publicly Disclosed by SSCC or as incurred in the ordinary course of business, neither SSCC nor any of the SSCC Material Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which either individually or in the aggregate, are material in amount to SSCC and the SSCC Material Subsidiaries taken as a whole.

         (g) REPORTS. SSCC and each SSCC Material Subsidiary has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the "SEC REPORTS") required to be filed by SSCC and each SSCC Material Subsidiary with the SEC since December 31, 1998. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the 1933 Act and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

         (h) SSCC COMMON SHARES. The SSCC Common Shares to be issued pursuant to the Arrangement or upon the exercise from time to time of the Replacement Options will, in all cases, be duly and validly issued by SSCC on their respective dates of issue as fully paid and non-assessable shares.

         (i) COMPLIANCE WITH LAWS. Except as disclosed in the SSCC Disclosure Letter or Publicly Disclosed by SSCC, SSCC and the SSCC Material Subsidiaries have complied with and are not in violation of any applicable Laws, orders, judgments and decrees other than non-compliance or violations which would not, individually or in the aggregate, have a Material Adverse Effect on SSCC. Without limiting the generality of the foregoing, all securities of SSCC (including all options, rights or other convertible or exchangeable securities) have been issued in compliance in all material respects with all applicable Securities Legislation and all securities to be issued upon exercise of any such options, rights and other convertible or exchangeable securities will be issued in compliance with all applicable Securities Legislation.

         (j) LITIGATION, ETC. Except as disclosed in the SSCC Disclosure Letter or Publicly Disclosed by SSCC, there is currently no claim, action, proceeding or investigation (including any native land claims) pending or, to the knowledge of SSCC, threatened against or affecting SSCC or any SSCC Material Subsidiary before any court or Governmental Entity that, could reasonably be expected to have a Material Adverse Effect on SSCC, or prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement. Neither SSCC nor any SSCC Material Subsidiary, nor their respective assets and properties, is subject to any outstanding judgment, order, writ, injunction or decree that has had or is reasonably likely to have a Material Adverse Effect on SSCC or that would prevent or materially delay consummation of the transactions contemplated by this Agreement or the Arrangement.

         (k) INFORMATION SUPPLIED. Neither the information supplied or to be supplied in writing by or on behalf of any SSCC Party for inclusion, nor the information incorporated by reference from documents filed by a SSCC Party with the SEC, in the Circular or any other document to be filed by any SSCC Party or St. Laurent with the SEC or any other Governmental Entity in connection with the transactions contemplated hereby will, on the date of its filing, or, with respect to the Circular, as of the date it is mailed to the holders of the St. Laurent Common Shares, St. Laurent Options, St. Laurent RSUs and St. Laurent Warrants and as of the date of the St. Laurent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 3.3       SURVIVAL.

         For greater certainty, the representations and warranties of St. Laurent and each SSCC Party contained herein shall survive the execution and delivery of this Agreement and shall terminate on the earlier of the termination of this Agreement in accordance with Section 6.3 and the Effective Time. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of another party to this Agreement.

                                    ARTICLE 4
                                    COVENANTS

SECTION 4.1       RETENTION OF GOODWILL.

         During the Pre-Effective Date Period, St. Laurent will continue to carry on the business of St. Laurent and its subsidiaries in a manner consistent with prior practice, using all reasonable efforts to preserve the attendant goodwill of such entities and to contribute to retention of that goodwill to and after the Effective Date, but subject to the following provisions of this
Article 4. The following provisions of this Article 4 are intended to be in furtherance of this general commitment.

SECTION 4.2       MATERIAL COMMITMENTS.

         Subject to applicable Law and the other provisions of this Agreement, during the Pre-Effective Date Period, St. Laurent and its subsidiaries will consult on an ongoing basis with senior officers of SSCC in order that the representatives of SSCC will become more familiar with the philosophy and techniques of St. Laurent and its subsidiaries, as well as with their business and financial affairs and in order to provide experience as a basis for ongoing relationships following the Effective Date.

SECTION 4.3       COVENANTS OF ST. LAURENT.

(1) St. Laurent covenants and agrees that, until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of SSCC on behalf of the SSCC Parties to any deviation therefrom, which consent shall not be unreasonably withheld; (ii) with respect to any matters which were disclosed in the St. Laurent Disclosure Letter; or (iii) with respect to any matter contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of St. Laurent and SSCC contemplated hereby, St. Laurent will, and will cause its subsidiaries to:

         (a) carry on its business in, and only in, the ordinary and regular course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact its present business organization and keep available the services of its present officers and employees and others having business dealings with it to the end that its goodwill and business shall be maintained;

         (b) not commence to undertake a substantial expansion of its business facilities that is out of the ordinary and regular course of business;

         (c) not split, combine or reclassify any of the outstanding shares of St. Laurent nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of St. Laurent;

         (d) not amend the articles or by-laws of St. Laurent or materially amend the articles or by-laws of any subsidiary;

         (e) not sell, pledge, hypothecate, encumber, allot, reserve, set aside or issue, authorize or propose the sale, pledge, encumbrance, allotment, reservation, setting aside or issuance of, or purchase or redeem or propose the purchase or redemption of, any shares in its capital stock or of any subsidiary thereof or any class of securities convertible or exchangeable into, or rights, warrants or options to acquire, any such shares or other convertible or exchangeable securities, except for (a) transactions between two or more wholly-owned St. Laurent subsidiaries or between a wholly-owned subsidiary of St. Laurent and St. Laurent; (b) the issuance of St. Laurent Common Shares pursuant to fully vested St. Laurent Options or pursuant to the exercise of St. Laurent RSUs or St. Laurent Warrants granted prior to the date hereof; and (c) the purchase of St. Laurent Common Shares with respect to the St. Laurent Directors' Stock Option and Purchase Plan, the St. Laurent Employee Share Purchase Plan (Canada) and/or the St. Laurent subsidiary Stock Purchase Plan (U.S.);

         (f) not, whether through its Board of Directors or otherwise, accelerate the vesting of any unvested St. Laurent Options or accelerate the release of, or the expiry date of any hold period relating to, any St. Laurent Common Shares held in the St. Laurent Share Purchase Plans, or otherwise amend, vary or modify such plans or such other plans relating to the Options;

         (g) not reorganize, amalgamate or merge St. Laurent or any of its subsidiaries with any other Person, nor acquire or agree to acquire by amalgamating, merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business of any corporation, partnership, association or other business organization or division thereof, which acquisition would be material to its business or financial condition on a consolidated basis (other than relating to transactions between two or more wholly-owned St. Laurent subsidiaries or between a wholly-owned subsidiary of St. Laurent and St. Laurent);

         (h) except with respect to the sale of assets of St. Laurent or any subsidiary in the ordinary and regular course of business, not sell, pledge, hypothecate, encumber, lease or otherwise dispose of any material assets (other than relating to transactions between two or more wholly-owned St. Laurent subsidiaries or between a wholly-owned subsidiary of St. Laurent and St. Laurent) or create or cause to be created any Lien, except in the ordinary and regular course of business;

         (i) not guarantee the payment of material indebtedness of Persons other than its subsidiaries or incur material indebtedness for money borrowed or issue or sell any debt securities except in the ordinary and regular course of business;

         (j) carry out the terms of the Interim Order and the Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on St. Laurent or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;


         (k)   not, and cause each of its subsidiaries not:

               (i) other than in the usual, ordinary and regular course of business or pursuant to existing employment, pension, supplemental pension, termination, compensation arrangements or policies, enter into or materially modify any employment, severance, collective bargaining or similar agreements, policies or arrangements with, or grant any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit sharing, retirement allowances, deferred compensation, incentive compensation, severance or termination pay to, or make any loan to, any officers or directors of it; or

               (ii)        otherthan in the usual, ordinary and regular course
                           of business or pursuant  to  existing   employment,
                           pension, supplemental pension, termination, compensation arrangements or policies, in the case of employees who are not officers or directors, take any action with respect to the entering into or modifying of any material employment, severance, collective bargaining or similar agreements, policies or arrangements or with respect to the grant of any material bonuses, salary increases, stock options, pension or supplemental pension benefits, profit
                           sharing,   retirement  allowances,   deferred
                           compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing or with respect to any increase of benefits payable;

         (l) subject to Section 4.3(1)(o), not, except in the ordinary and regular course of business: (A) satisfy or settle any claims or liabilities prior to the same being due, except such as have been reserved against in St. Laurent Financial Statements or disclosed in the St. Laurent Disclosure Letter, which are, individually or in the aggregate, material; (B) grant any waiver, exercise any option or relinquish any contractual rights which are, individually or in the aggregate, material; or (C) enter into any interest rate, currency or commodity swaps, hedges or other similar financial instruments;

         (m) use its reasonable commercial efforts (or cause each of its subsidiaries to use reasonable commercial efforts) to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (n) except for the settlement or compromise amounts which represent not more than $1,000,000 in the aggregate, not, and will cause its subsidiaries not to, settle or compromise any claim brought by any present, former or purported holder of any of its securities in connection with the transactions contemplated by this Agreement or the Arrangement prior to the Effective Date;

         (o) except where disclosure would violate any confidentiality arrangements or result in the loss of any client/solicitation privilege, keep SSCC fully informed as to the status of the discussions or any developments concerning the matters referred to in Section 3.1(1)(l)(i) of the St. Laurent Disclosure Letter and not to settle or compromise any penalty or fine imposed by a Governmental Entity in connection therewith except for the settlement or compromise in respect of which St. Laurent and its subsidiaries, as the case may be, shall have been indemnified;

         (p) not, and will cause its subsidiaries not to, enter into or modify in any material respect any contract, agreement, commitment or arrangement which new contract or series of related new contracts or modification to an existing contract or series of related existing contracts would have a Material Adverse Effect on St. Laurent;

         (q) incur or commit to capital expenditures prior to the Effective Date only in the ordinary course and not, in any event, exceeding by $12 million, individually or in the aggregate those set forth in the St. Laurent Disclosure Letter;

         (r) not make any changes to existing accounting practices relating to St. Laurent or any subsidiary except as required by Law or required by generally accepted accounting principles or make any material Tax election or file any Tax return inconsistent with past practice; and

         (s)   promptly advise SSCC in writing:

               (i) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of St. Laurent contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

               (ii) of any Material Adverse Change in respect of St. Laurent; and

               (iii) of any material breach by St. Laurent of any covenant or agreement contained in this Agreement.

(2) St. Laurent shall and shall cause its subsidiaries to perform all obligations required or desirable to be performed by St. Laurent or any of its subsidiaries under this Agreement, co-operate with SSCC in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, St. Laurent shall and where appropriate shall cause its subsidiaries to:

         (a) use all reasonable efforts to obtain the approvals of St. Laurent Securityholders to the Arrangement including, by including in the Circular the unanimous recommendation of the disinterested directors of St. Laurent that St. Laurent Securityholders vote in favour of the Arrangement Resolution, subject, however, to the exercise by the Board of Directors of St. Laurent of its fiduciary duties as provided herein;

         (b) waive the application of the provisions of the St. Laurent Rights Plan (including the separation of the rights thereunder) with respect to the transactions contemplated by the Arrangement;

         (c) apply for and use all reasonable best efforts to obtain all Appropriate Regulatory Approvals relating to St. Laurent or any of its subsidiaries and, in doing so, to keep SSCC reasonably informed as to the status of the proceedings related to obtaining the Appropriate Regulatory Approvals, including, but not limited to, providing SSCC with copies of all related applications and notifications, in draft form, in order for SSCC to provide its reasonable comments;

         (d) apply for and use all reasonable efforts to obtain the Interim Order and the Final Order;

         (e) use its reasonable best efforts to defend and in defending all lawsuits or other legal, regulatory or other proceedings challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

         (f) use its reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

         (g) effect all necessary registrations, filings and submissions of information required by Governmental Entities from St. Laurent or any of its subsidiaries;

         (h) use its reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by St. Laurent or a subsidiary from other parties to loan agreements, leases or other contracts; and

         (i) use its reasonable efforts to ensure that St. Laurent's affiliates (as defined in and for the purposes of Rule 145 under the 1933 Act) execute and deliver to SSCC, on or prior to the Effective Date, an Affiliate's Letter.

         St. Laurent agrees to provide, and will cause its subsidiaries and will use its reasonable efforts to cause its and their respective officers, employees, advisors and representatives to provide, all necessary cooperation in connection with (i) the arrangement of any financing by the SSCC Parties to be consummated in connection with the transactions contemplated by this Agreement,
(ii) any amendments or waivers required under SSCC's existing credit facilities and (iii) a reorganization (whether by merger, asset or stock transfer or amalgamation) of St. Laurent and its subsidiaries made or implemented at the request of the SSCC Parties to satisfy financing requirements and to effect tax and other efficiencies for the SSCC Parties (and St. Laurent and its subsidiaries assuming the consummation of the Arrangement), on or prior to the Effective Time; PROVIDED, HOWEVER, (A) prior to any such reorganization, SSCC and St. Laurent shall agree upon the terms of an indemnity agreement in favor of St. Laurent and its subsidiaries indemnifying St. Laurent and its subsidiaries in the event the Arrangement is not consummated from any losses, costs or expenses incurred by St. Laurent or any of its subsidiaries which would not have been so incurred but for the reorganization and (B) any transactions effected pursuant to such reorganization shall not be covered by St. Laurent's representations and warranties contained in Article 3 of this Agreement or St. Laurent's other covenants contained in Article 4 of this Agreement or otherwise expand St. Laurent's liability under this Agreement.

SECTION 4.4       COVENANTS OF THE SSCC PARTIES.

(1) Each of the SSCC Parties hereby on a solidary basis covenants and agrees (and, if applicable, will cause its subsidiaries):

         (a)
               to perform all obligations required or desirable to be performed by it under this Agreement, to co-operate with St. Laurent in connection therewith, and to do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and, without limiting the generality of the foregoing, to:

               (i) apply for and use all reasonable best efforts to obtain all Appropriate Regulatory Approvals relating to the SSCC Parties, and, in doing so, to keep St. Laurent reasonably informed as to the status of the proceedings related to obtaining the Appropriate Regulatory Approvals, including, but not limited to, providing St. Laurent with copies of all related applications and notifications, in draft form, in order for St. Laurent to provide its reasonable comments;

               (ii) use its reasonable best efforts to defend and in defending all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

               (iii) use all reasonable best efforts to have lifted or rescinded any injunction or restraining order or other order relating to the SSCC Parties which may adversely affect the ability of the parties to consummate the transactions contemplated hereby;

               (iv) effect all necessary registrations, filings and submissions of information required by Governmental Entities from the SSCC Parties or their subsidiaries; and

               (v) cause SSCC to reserve a sufficient number of SSCC Common Shares for issuance upon the completion of the Arrangement and the exercise from time to time of Replacement Options;

         (b) carry out the terms of the Interim Order and Final Order applicable to it and use its reasonable efforts to comply promptly with all requirements which applicable Laws may impose on SSCC or its subsidiaries with respect to the transactions contemplated hereby and by the Arrangement;

         (c) in connection with the consummation of the transactions contemplated hereby and by the Arrangement, use its reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by SSCC or a subsidiary of SSCC from other parties to loan agreements, leases or other contracts and take all reasonable steps to obtain the financing necessary to pay the cash portion of the Exchange Consideration;

         (d) to use reasonable best efforts to cause Jefferson Smurfit Corporation (U.S.) and Stone Container Corporation to obtain, as soon as possible, but no later than March 25, 2000, the consents from their respective banking syndicates required to consummate the transactions contemplated by the Arrangement; and

         (e) until the Effective Date or the earlier termination of this Agreement in accordance with Article 6, except (i) with the consent of St. Laurent to any deviation therefrom, which shall not be unreasonably withheld; (ii) with respect to any matters which were disclosed by SSCC to St. Laurent in writing in the SSCC Disclosure Letter; or (iii) with respect to any matter contemplated by this Agreement or the Plan of Arrangement, including the transactions involving the businesses of St. Laurent and SSCC contemplated hereby, SSCC will:

               (i) not split, combine or reclassify any of the outstanding shares of SSCC nor declare, set aside or pay any dividends on or make any other distributions on or in respect of the outstanding shares of SSCC;

               (ii)        promptly advise St. Laurent in writing:

                           (A) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of SSCC contained in this Agreement (except any such representation or warranty which speaks as of a date prior to the occurrence of such event), if made on or as of the date of such event or the Effective Date, untrue or inaccurate in any material respect;

                           (B) of any Material Adverse Change in respect of SSCC; and

                           (C) of any material breach by SSCC of any covenant or agreement contained in this Agreement;

               (iii) not make any changes to existing accounting practices related to SSCC except as required by a change in United States generally accepted accounting practice or by applicable Law; and

               (iv) not reorganize, amalgamate, or merge SSCC with any other Person, nor acquire by amalgamating, merging or consolidating with, purchasing a majority of voting securities or substantially all of the assets of or otherwise, any business or Person which acquisition would result in SSCC's financing commitment for the Arrangement being terminated or withdrawn and not being replaced.

SECTION 4.5       COVENANTS REGARDING NON-SOLICITATION.

(1) Except as expressly provided herein, St. Laurent shall not, directly or indirectly, and shall use its best efforts to cause its representatives not to, (a) solicit, initiate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of any inquiries or proposals regarding an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, (c) withdraw or modify in a manner adverse to SSCC the approval of the Board of Directors of St. Laurent of the transactions contemplated hereby, (d) approve or recommend any Acquisition Proposal or (e) enter into any agreement, arrangement or understanding related to any Acquisition Proposal. Notwithstanding the preceding part of this
         Section 4.5(1) and any other provision of this Agreement but subject to the provisions of Section 4.5(2), nothing shall prevent the Board of Directors of St. Laurent prior to the issuance of the Final Order from considering, participating in any discussions or negotiations, or entering into a confidentiality agreement and providing information pursuant to Section 4.5(3), regarding an unsolicited BONA FIDE written Acquisition Proposal that did not otherwise result from a breach of this Section 4.5 and that the Board of Directors of St. Laurent determines in good faith, after consultation with financial advisors and outside counsel, is reasonably likely to result in a Superior Proposal; provided, however, that prior to taking such action, the Board of Directors must receive written opinion of outside counsel that it is appropriate that the Board of Directors of St. Laurent take such action in order to discharge properly its fiduciary duties. St. Laurent shall not consider, negotiate, accept, approve or recommend an Acquisition Proposal after the date of the issuance of the Final Order. St. Laurent shall, and shall cause the officers, directors, employees, representatives and agents of St. Laurent and its subsidiaries to, cease immediately all discussions and negotiations regarding any proposal received prior to the execution of this Agreement that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

(2) St. Laurent shall promptly notify SSCC, at first orally and then in writing, of any Acquisition Proposal and any inquiry that could reasonably be expected to lead to an Acquisition Proposal, or any amendments to the foregoing, or any request for non-public information relating to St. Laurent or any Material Subsidiary in connection with an Acquisition Proposal or for access to the properties, books or records of St. Laurent or any Material Subsidiary by any Person that informs St. Laurent or such subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of any proposal (including a copy of any written proposal), and the identity of the Person making such proposal, inquiry or contact. St. Laurent shall (i) keep SSCC fully informed of the status including any change to the material terms of any such Acquisition Proposal or inquiry and (ii) provide to SSCC as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to St. Laurent or any Material Subsidiary from any Person in connection with any Acquisition Proposal sent or provided by St. Laurent to any Person in connection with any Acquisition Proposal. SSCC shall treat any documents received pursuant to this Section 4.5(2) as confidential information in accordance with the provisions of the Confidentiality Agreements.

(3) If St. Laurent receives a request for material non-public information from a Person who has made an unsolicited BONA FIDE written Acquisition Proposal and St. Laurent is permitted, as contemplated under the second sentence of Section 4.5(1), to negotiate the terms of such Acquisition Proposal, then, and only in such case, the Board of Directors of St. Laurent may, subject to the execution by such Person of a confidentiality agreement containing a standstill provision substantially similar to that contained in the Confidentiality Agreements, provide such Person with access to information regarding St. Laurent; provided, however, that the Person making the Acquisition Proposal shall not be precluded under such confidentiality agreement from making the Acquisition Proposal (but not any material amendment thereto, which shall be treated for the purposes hereof as a new Acquisition Proposal) and provided further that St. Laurent sends a copy of any such confidentiality agreement to SSCC promptly upon its execution and SSCC is provided with a list of or copies of the information provided to such Person and immediately provided with access to similar information to which such Person was provided.

(4) St. Laurent shall ensure that its officers, directors and senior employees and its subsidiaries and their officers, directors and senior employees and any financial advisors or other advisors or representatives retained by it are aware of the provisions of this
         Section 4.5, and it shall be responsible for any breach of this Section
         4.5 by its officers, directors, employees, financial advisors or other advisors or representatives.

(5)      Notwithstanding  Section 4.5(1)(c),  the  Board of  Directors  of
         St. Laurent may withdraw or modify in a manner adverse to SSCC the approval of the Board of Directors of St. Laurent of the transactions contemplated hereby if a Specified SSCC Event has occurred and is continuing.

SECTION 4.6       NOTICE BY ST. LAURENT OF SUPERIOR PROPOSAL DETERMINATION.

(1) Provided that the provisions of Section 4.5(1) and Section 4.5(2) are complied with, St. Laurent may accept, approve, recommend or enter into any agreement in respect of a Superior Proposal if, and only if, (i) it has provided SSCC with a copy of the Superior Proposal document, (ii) five Business Days shall have elapsed from the later of the date SSCC received written notice advising SSCC that St. Laurent's Board of Directors has resolved, subject only to compliance with this Section
         4.6 and termination of this Agreement, to accept, approve, recommend or enter into an agreement in respect of such Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal, and the date SSCC received a copy of such Superior Proposal and (iii) it has previously or concurrently will have (A) paid to SSCC the break fee, if any, payable under Section 6.4 and (B) terminated this Agreement pursuant to
         Section 6.3. Any information provided by St. Laurent to SSCC pursuant to this Section 4.6 or pursuant to Section 4.5 shall constitute "Information" under Section 4.7(2).

(2) During such five Business Day period, St. Laurent agrees that SSCC shall have the right, but not the obligation, to offer to amend the terms of this Agreement. The Board of Directors of St. Laurent will review any offer by SSCC to amend the terms of this Agreement in good faith in order to determine, in its discretion in the exercise of its fiduciary duties, whether SSCC's offer upon acceptance by St. Laurent would result in such Superior Proposal ceasing to be a Superior Proposal. If the Board of Directors of St. Laurent so determines, it will enter into an amended agreement with SSCC reflecting SSCC's amended proposal. If the Board of Directors of St. Laurent continues to believe, in good faith and after consultation with financial advisors and outside counsel, that such Superior Proposal remains a Superior Proposal and therefore rejects SSCC's amended proposal, St. Laurent may terminate this Agreement pursuant to Section 6.3(3)(d); provided, however, that St. Laurent must concurrently pay or cause to be paid to SSCC the break fee, if any, payable to SSCC under Section 6.4 and must concurrently with termination enter into a definitive agreement with respect to such Acquisition Proposal. St. Laurent acknowledges and agrees that payment of the break fee, if any, payable under Section 6.4 is a condition to valid termination of this Agreement under Section 6.3(3)(d) and this Section 4.6.

(3)      St.  Laurent  also   acknowledges   and  agrees  that  each  successive
         modification relating to an increase in the consideration offered or any other material provision of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of the requirement under clause (ii) of this Section 4.6 to initiate an additional five Business Day notice period.

SECTION 4.7       ACCESS TO INFORMATION.

(1) Subject to Section 4.7(2) and Section 4.7(3) and applicable Laws, upon reasonable notice, St. Laurent shall (and shall cause each of its subsidiaries to) afford SSCC's officers, employees, counsel, accountants and other authorized representatives and advisors ("REPRESENTATIVES") access, during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to its properties, books, contracts and records as well as to its management personnel, and, during such period, St. Laurent shall (and shall cause each of its subsidiaries to) furnish promptly to SSCC all information concerning St. Laurent's business, properties and personnel as SSCC may reasonably request. Subject to
         Section 4.7(2) and Section 4.7(3) and applicable Laws, as part of such investigation, SSCC and SSCC's Representatives may make inquiries of customers of St. Laurent and its Material Subsidiaries; PROVIDED, HOWEVER, SSCC and SSCC's Representatives shall not contact any such customers without the prior written consent of St. Laurent which consent may be withheld by St. Laurent in its sole and absolute discretion and St. Laurent shall have the opportunity to participate in any such inquiries. Subject to Section 4.7(2) and Section 4.7(3) and applicable laws, upon reasonable notice, SSCC shall afford St. Laurent's Representatives access, upon reasonable notice and during normal business hours from the date hereof and until the earlier of the Effective Date or the termination of this Agreement, to such of SSCC's management personnel as SSCC may determine, acting reasonably, and, during such period, SSCC shall furnish promptly to St. Laurent all information respecting material changes in SSCC's business, properties and personnel as St. Laurent may reasonably request. Nothing in this
         Section 4.7(1) shall require St. Laurent or SSCC, as the case may be, to disclose information subject to a written confidentiality agreement with third parties or customer-specific or competitively sensitive information relating to areas or projects where the other party is in direct competition with it.

(2) In accordance with the Confidentiality Agreements, each of SSCC and St. Laurent acknowledges that certain information provided to it under
         Section 4.7(1) above will be non-public and/or proprietary in nature (the "INFORMATION"). Except as permitted below, each of SSCC and St. Laurent will keep Information confidential and will not, without the prior written consent of the other, disclose it, in any manner whatsoever, in whole or in part, to any other Person, and will not use it for any purpose other than to evaluate the transactions contemplated by this Agreement and to assist in arranging the financing necessary to consummate such transactions. Each of SSCC and St. Laurent will make all reasonable, necessary and appropriate efforts to safeguard the Information from disclosure to anyone other than as permitted hereby and to control the copies, extracts or reproductions made of the Information. The Information may be provided to the Representatives of each of SSCC and St. Laurent who require access to the same to assist it in proceeding in good faith with the transactions contemplated by this Agreement and whose assistance is required for such purposes, provided that it has first informed such Representatives to whom Information is provided that the Representative has the same obligations, including as to confidentiality, restricted use and otherwise, that it has with respect to such Information. This provision shall not apply to such portions of the Information that: (i) are or become generally available to the public otherwise than as a result of disclosure by a party or its Representatives; or (ii) become available to a party on a non-confidential basis from a source other than, directly or indirectly, the other party or its Representatives, provided that such source is not to the knowledge of the first party, upon reasonable inquiry, prohibited from transmitting the Information by a contractual, legal or fiduciary obligation; (iii) were known to a party or were in its possession on a non-confidential basis prior to being disclosed to it by the other party or by someone on its behalf; or (iv) are required by applicable Laws or court order to be disclosed. The provisions of this Section 4.7(2) shall survive the termination of this Agreement.

(3) The parties acknowledge that certain Information may be competitively sensitive and that disclosure thereof shall be limited to that which is reasonably necessary for the purpose of (i) preparing submissions or applications in order to obtain the Appropriate Regulatory Approvals,
         (ii) preparing the Circular, (iii) avoiding conflicts, (iv) integrating the operations of SSCC and St. Laurent, and (v) arranging the financing necessary to consummate the transactions contemplated in this Agreement.

(4)      Notwithstanding any other provision,  no investigation pursuant to this
         Section 4.7 shall affect or be deemed to affect or modify any of the representations and warranties made by St. Laurent in this Agreement, and no such investigation shall entitle SSCC to terminate this Agreement.

SECTION 4.8       CLOSING MATTERS.

         Each of the SSCC Parties and St. Laurent shall deliver, at the closing of the transactions contemplated hereby, such customary certificates, resolutions and other closing documents as may be required by the other parties hereto, acting reasonably.

SECTION 4.9       INDEMNIFICATION.

(1) SSCC agrees that, from and after the Effective Time, all rights to indemnification or exculpation now existing in favour of the directors or officers of St. Laurent or any subsidiary as provided in its articles of incorporation or by-laws in effect on the date hereof shall survive the Arrangement and shall continue in full force and effect for a period of not less than six years from the Effective Time.

(2) There shall be maintained in effect, for not less than six years from the Effective Time, coverage equivalent to that in effect under the current policies of the directors' and officers' liability insurance maintained by St. Laurent or any of its subsidiaries, as the case may be, which, in the aggregate, are no less advantageous, and with no gaps or lapses in coverages with respect to matters occurring prior to the Effective Time; provided, neither SSCC nor any of its subsidiaries shall be required to pay an annual premium in excess of 200% of the last annual premium paid by St. Laurent prior to the date hereof and if SSCC is not able to obtain the insurance required by this Section 4.9, it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

SECTION 4.10      RIGHTS PLAN.

         St. Laurent shall not redeem the rights issued under the St. Laurent Rights Plan or terminate the St. Laurent Rights Plan until immediately prior to the Effective Time unless required to do so by a court of competent jurisdiction or any Regulatory Authority.

SECTION 4.11      BENEFITS CONTINUATION, ETC.

(1) COMPARABLE BENEFITS. In addition to SSCC's obligations pursuant to the next sentence, for not less than one year following the Effective Date, SSCC shall maintain, or shall cause St. Laurent and its subsidiaries to maintain, compensation and employee benefit plans, welfare benefit plans, pension plans and arrangements for employees of St. Laurent and its subsidiaries ("AFFECTED EMPLOYEES") that are, in the aggregate, no less favorable than as provided under the St. Laurent Plans as in effect on the date hereof. Without limiting the generality of the foregoing, for not less than one year following the Effective Date, SSCC shall provide, or cause St. Laurent and its subsidiaries to provide, severance pay and other severance benefits to each Affected Employee as of the Effective Date that are no less favorable than under the St. Laurent Plans as in effect as of the date of this Agreement.
         Nothing in this Agreement shall be construed as granting to any employee any rights of continuing employment.

(2) HONORING ST. LAURENT EMPLOYEE PLANS AND ACCRUED VACATION. SSCC shall, or shall cause St. Laurent or its subsidiaries to, honor all St. Laurent Plans and other contractual commitments in effect immediately prior to the Effective Date between St. Laurent or its subsidiaries and Affected Employees or former employees of St. Laurent or its subsidiaries. Without limiting the generality or the foregoing, SSCC shall honor all vacation, holiday, sickness and personal days accrued by Affected Employees and, to the extent applicable, former employees of St. Laurent and its subsidiaries ("FORMER EMPLOYEES") as of the Effective Date.

(3) PARTICIPATION IN BENEFIT PLANS. Employees and, to the extent applicable, Former Employees shall be given credit for all service with St. Laurent and its subsidiaries (or service credited by St. Laurent or such subsidiaries) under all employee benefit plans, welfare benefit plans, pension plans and other arrangements currently maintained by SSCC or any of its subsidiaries in which they are or become participants for purposes of eligibility and vesting to the same extent as if rendered to SSCC or any of its subsidiaries. SSCC shall cause to be waived any pre-existing condition limitation under its employee benefit plans, welfare benefit plans, pension plans and other arrangements that might otherwise apply to an Affected Employee or, to the extent applicable, a Former Employee.

                                   ARTICLE 5
                                   CONDITIONS

SECTION 5.1       MUTUAL CONDITIONS PRECEDENT.

(1) The respective obligations of the parties hereto to complete the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent, each of which may only be waived by the mutual consent of SSCC, on behalf of the SSCC Parties, and St. Laurent:

         (a) the Arrangement shall have been approved at the St. Laurent Meeting by not less than two-thirds or such other percentage as set forth in the Interim Order of the votes cast by the holders of St. Laurent Common Shares who are represented at the St. Laurent Meeting;

         (b) the Arrangement shall have been approved at the St. Laurent Meeting in accordance with any conditions in addition to those set out in Section 5.1(1)(a) which may be imposed by the Interim Order;

         (c) the Interim Order and the Final Order shall each have been obtained in form and terms satisfactory to each of St. Laurent and SSCC, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties on appeal or otherwise;

         (d) there shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated by this Agreement and there shall be no proceeding (other than an appeal made in connection with the Arrangement), of a judicial or administrative nature or otherwise, brought by a Governmental Entity in progress or threatened that relates to or results from the transactions contemplated by this Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement in accordance with the terms hereof or would otherwise be inconsistent with the Appropriate Regulatory Approvals which have been obtained;

         (e)   this Agreement shall not have been terminated pursuant to Article
               6;

         (f) the Appropriate Regulatory Approvals, and the expiry of any waiting periods, in connection with, or required to permit, the consummation of the Arrangement, the failure of which to obtain or the non-expiry of which would constitute a violation of applicable Law, or would have a Material Adverse Effect on SSCC or St. Laurent, as the case may be, shall have been obtained or received on terms that will not have a Material Adverse Effect on SSCC and/or St. Laurent; there shall not be pending any suit, action or proceeding by any Governmental Entity nor shall the parties have been advised by the applicable Governmental Entity that the Government Entity has determined to file a suit, action or proceeding (i) seeking to prohibit or restrict the acquisition by SSCC or 3038727 of any St. Laurent Common Shares, seeking to restrain or prohibit the consummation of the Plan of Arrangement or seeking to obtain from St. Laurent or SSCC any damages that are material in relation to St. Laurent and its subsidiaries taken as a whole, (ii) seeking to prohibit or materially limit the ownership or operation by SSCC or any of its subsidiaries of any material portion of the business or assets of St. Laurent or any of its subsidiaries or to compel SSCC or any of its subsidiaries to dispose of or hold separate any material portion of the business or assets of St. Laurent and of its subsidiaries, taken as a whole, as a result of the Plan of Arrangement, (iii) seeking to impose limitations on the ability of SSCC or any of its subsidiaries to acquire or hold, or exercise full rights of ownership of, any St. Laurent Common Shares, including the right to vote the St. Laurent Common Shares purchased by it on all matters properly presented to the shareholders of St. Laurent,
               (iv) seeking to prohibit SSCC or 3038727 from effectively controlling in any material respect the business or operations of St. Laurent and its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on St. Laurent or SSCC.

SECTION 5.2 ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SSCC PARTIES.

(1) The obligations of the SSCC Parties to complete the transactions contemplated by this Agreement shall also be subject to the fulfilment of each of the following conditions precedent (each of which is for the SSCC Parties' exclusive benefit and may be waived by SSCC on behalf of the SSCC Parties):

         (a) all covenants of St. Laurent under this Agreement to be performed on or before the Effective Date shall have been duly performed by St. Laurent in all material respects;

         (b) the representations and warranties of St. Laurent shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date, or except as affected by transactions contemplated or permitted by this Agreement) and the SSCC Parties shall have received a certificate of St. Laurent addressed to the SSCC Parties and dated the Effective Date, signed on behalf of St. Laurent by the Chief Executive Officer and Chief Financial Officer of St. Laurent, confirming the same as at the Effective Date;

         (c) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to St. Laurent;

         (d) the Board of Directors of St. Laurent shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by St. Laurent and the subsidiaries to permit the consummation of the Arrangement.

(2) The SSCC Parties may not rely on the failure to satisfy any of the above conditions precedent as a basis for non-compliance by the SSCC Parties with their obligations under this Agreement if the condition precedent would have been satisfied but for a material default by the SSCC Parties in complying with their obligations hereunder.

SECTION 5.3       ADDITIONAL CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ST.
                  LAURENT.

(1) The obligations of St. Laurent to complete the transactions contemplated by this Agreement shall also be subject to the following conditions precedent (each of which is for the exclusive benefit of St. Laurent and may be waived by St. Laurent):

         (a) all covenants of the SSCC Parties under this Agreement to be performed on or before the Effective Date shall have been duly performed by the SSCC Parties in all material respects;

         (b) the representations and warranties of the SSCC Parties shall be true and correct in all material respects as of the Effective Date as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date, in which event such representations and warranties shall be true and correct in all material respects as of such earlier date) and St. Laurent shall have received a certificate of each of the SSCC Parties addressed to St. Laurent and dated the Effective Date, signed on behalf of each of the SSCC Parties by two senior executive officers of the relevant SSCC Party, confirming the same as at the Effective Date;

         (c) between the date hereof and the Effective Date, there shall not have occurred a Material Adverse Change to SSCC;

         (d) the Boards of Directors of the SSCC Parties shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by the SSCC Parties to permit the consummation of the Arrangement and the issue of SSCC Common Shares pursuant to the Arrangement and upon the exercise from time to time of the Replacement Options;

         (e) the SSCC Common Shares issuable pursuant to the Arrangement, upon exercise of the Replacement Options and the St. Laurent Warrants from time to time shall have been approved for listing on The Nasdaq Stock Market, subject to notice of issuance; and

         (f) the issuance and first resale of the SSCC Common Shares to be issued to the holders of St. Laurent Common Shares as of the Effective Time shall be permitted without qualification with or approval of or the filing of any document under Securities Legislation, except with respect to Affiliates who shall receive SSCC Common Shares subject to the terms and restrictions of the Affiliate's Letter and except for such first resales, any restrictions or transfer by reason of a holder being a "control person" of any SSCC Party or St. Laurent for purposes of Canadian, federal, provincial or territorial Securities Legislation.

(2) St. Laurent may not rely on the failure to satisfy any of the above conditions precedent as a basis for noncompliance by St. Laurent with its obligations under this Agreement if the condition precedent would have been satisfied but for a material default by St. Laurent in complying with its obligations hereunder.

SECTION 5.4       NOTICE AND CURE PROVISIONS.

(1) The SSCC Parties and St. Laurent will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

         (a) cause any of the representations or warranties of the other party contained herein to be untrue or inaccurate in any material respect on the date hereof or on the Effective Date; or

        (b) result in the failure in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the other hereunder prior to the Effective Date.

(2) Neither the SSCC Parties nor St. Laurent may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Section 5.1, Section 5.2, Section 5.3, or exercise any termination right arising therefrom, unless forthwith and in any event prior to the filing of the Final Order for acceptance by the Director, the SSCC Parties or St. Laurent, as the case may be, have delivered a written notice to the other specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the SSCC Parties or St. Laurent, as the case may be, are asserting as the basis for the non-fulfilment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is delivered, provided that the SSCC Parties or St. Laurent, as the case may be, are proceeding diligently to cure such matter and if such matter is susceptible to being cured using commercially reasonable efforts, the other may not terminate this Agreement as a result thereof until the later of August 30, 2000 and the expiration of a period of thirty (30) days from such notice. If such notice has been delivered prior to the date of the St. Laurent Meeting, such meeting shall be postponed until the expiry of such period. If such notice has been delivered prior to the making of the application for the Final Order or the filing of the Articles of Arrangement with the Director, such application and such filing shall be postponed until the expiry of such period. For greater certainty, in the event that such matter is cured within the time period referred to herein, this Agreement may not be terminated.

SECTION 5.5       SATISFACTION OF CONDITIONS.

         The  conditions  precedent  set out in  Section  5.1,  Section  5.2 and
Section 5.3 shall be conclusively deemed to have been satisfied, waived or released when, with the agreement of SSCC and St. Laurent, a certificate of arrangement in respect of the Arrangement is issued by the Director.

         The parties hereto agree that no condition to the obligation of SSCC Parties to complete the transactions contemplated by this Agreement set forth in
Section 5.2(1)(a), Section 5.2(1)(b) or Section 5.2(1)(c) shall be deemed not to have been satisfied as a result of any occurrence of circumstances directly or indirectly related to the effect of the existence or performance of this Agreement or the transactions contemplated hereby on any existing agreements of St. Laurent or its affiliates relating to the St. Laurent Partially-Owned Entity or its affiliates or St. Laurent's relations with such persons referred to in the St. Laurent Disclosure Letter.

                                   ARTICLE 6
                            AMENDMENT AND TERMINATION

SECTION 6.1       AMENDMENT.

         This Agreement may, at any time and from time to time before or after the holding of the St. Laurent Meeting but not later than the Effective Date, be amended by mutual written agreement of the parties hereto provided, however, that any such amendment does not invalidate any required security holder approval of the Arrangement.

SECTION 6.2       MUTUAL UNDERSTANDING REGARDING AMENDMENTS.

(1) The parties will continue, from and after the date hereof and through and including the Effective Date, to use their respective reasonable efforts to maximize present and future financial and tax planning opportunities for SSCC and for St. Laurent as and to the extent that the same shall not prejudice any party or its security holders from the situation arising hereunder. The parties will ensure that such planning activities do not impede the progress of the Arrangement in any material way.

(2) The parties agree that if the SSCC Parties or St. Laurent, as the case may be, propose any amendment or amendments to this Agreement or to the Plan of Arrangement, the other will act reasonably in considering such amendment and if the other and its shareholders are not prejudiced by reason of any such amendment the other will co-operate in a reasonable fashion with the SSCC Parties or St. Laurent, as the case may be, so that such amendment can be effected subject to applicable Laws and the rights of the security holders.

SECTION 6.3       TERMINATION.

(1) If any condition contained in Section 5.1 or Section 5.2 is not satisfied at or before the Effective Date to the satisfaction of the SSCC Parties, then, subject to Section 5.4, SSCC on behalf of the SSCC Parties may by notice to St. Laurent terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of the SSCC Parties arising from any breach by St. Laurent.

(2) If any condition contained in Section 5.1 or Section 5.3 is not satisfied at or before the Effective Date to the satisfaction of St. Laurent, then, subject to Section 5.4, St. Laurent may by notice to SSCC on behalf of the SSCC Parties terminate this Agreement and the obligations of the parties hereunder except as otherwise herein provided, but without detracting from the rights of St. Laurent arising from any breach by the SSCC Parties.

(3)      This Agreement may:

         (a) be terminated by the mutual agreement of St. Laurent and the SSCC Parties (without further action on the part of the St. Laurent Securityholders if terminated after the holding of the St. Laurent Meeting);

         (b) be terminated by either St. Laurent or SSCC, if there shall be passed any law or regulation applicable to SSCC or St. Laurent, as the case may be, that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any injunction, order or decree enjoining SSCC or St. Laurent from consummating the transactions contemplated by this Agreement is entered and such injunction, order or decree shall become final and non-appealable;

         (c) be terminated by SSCC if (A) the Board of Directors of St. Laurent shall have failed to recommend or withdrawn or modified or changed in a manner adverse to SSCC its approval or recommendation of this Agreement or the Arrangement or shall have recommended an Acquisition Proposal, or (B) St. Laurent shall have materially and willfully breached the covenants contained in
               Section 4.5(1)(a) or if St. Laurent has accepted a Superior Proposal in violation of Section 4.6 or (C) through the fault of St. Laurent (whether by commission or omission), this Arrangement is not, prior to 14 days prior to the Drop Dead Date, submitted for the approval of the St. Laurent Securityholders at the St. Laurent Meeting;

         (d) be terminated by St. Laurent in order to enter into a definitive written agreement with respect to a Superior Proposal, provided St. Laurent has complied with Section 4.6 and the payment of any fee required to be paid pursuant to Section 6.4;

         (e) be terminated by St. Laurent or SSCC if St. Laurent Securityholder approval shall not have been obtained by reason of the failure to obtain the required vote at the St. Laurent Meeting; or

         (f) be terminated by St. Laurent if Jefferson Smurfit Corporation (U.S.) or Stone Container Corporation shall not have obtained on or before March 25, 2000 the consents from their respective banking syndicates required to consummate the transactions contemplated by the Arrangement;

         in each case, prior to the Effective Date (except in the case of (f) above only after March 25, 2000).

(4) If the Effective Date does not occur on or prior to the Drop Dead Date, then this Agreement shall terminate.

(5) If this Agreement is validly terminated by either SSCC or St. Laurent pursuant to Section 6.3, this Agreement shall forthwith become null and void and there will be no liability or obligation on the part of either SSCC or St. Laurent (or any of their respective directors, officers, representatives or affiliates), except (i) that Section 6.4, Section
         7.7 and this Section 6.3(5) shall continue to survive any such termination and (ii) that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 6.4       BREAK FEE.

         If:

         (a) St. Laurent shall terminate this Agreement pursuant to Section 6.3(3)(d);

         (b)   SSCC   shall  terminate  this   Agreement  pursuant  to   Section
               6.3(3)(c)(A) or Section 6.3(3)(c)(C); or

         (c) either St. Laurent or SSCC shall terminate this Agreement pursuant to Section 6.3(3)(e) in circumstances where St. Laurent Securityholder approval has not been obtained at the St. Laurent Meeting, and (x) a BONA FIDE Acquisition Proposal has been made by any person other than a SSCC Party prior to the St. Laurent Meeting and not withdrawn more than five (5) days prior to the vote of the St. Laurent Securityholders and (y) St. Laurent enters into an acquisition agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, after the date hereof and prior to the expiration of 12 months following termination of this Agreement, unless at the time of the St. Laurent Meeting a Specified SSCC Event has occurred and is continuing;

         then in any such case St. Laurent shall pay to SSCC US$30 million in immediately available funds to an account designated by SSCC. Such payment shall be due (i) in the case of a termination specified in clause (a), prior to the termination of this Agreement, (ii) in the case of a termination specified in clause (b), within five Business Days after written notice of termination by SSCC or (iii) in the case of a termination specified in clause (c), at or prior to the earlier of the entering into of the acquisition agreement and the consummation of the transaction referred to therein. St. Laurent shall not be obligated to make more than one payment pursuant to this Section 6.4.

SECTION 6.5       EFFECT OF BREAK FEE PAYMENT.

         For greater certainty, the parties hereto agree that if St. Laurent pays to SSCC amounts required by Section 6.4 as a result of the occurrence of any of the events referenced in Section 6.4, the SSCC Parties shall have no other remedy for any breach of this Agreement by St. Laurent.

SECTION 6.6       REMEDIES.

         Subject to Section 6.5, the parties hereto acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any party or its representatives and any such breach would cause the non-breaching party irreparable harm. Accordingly, the parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, to injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.

                                   ARTICLE 7
                                    GENERAL

SECTION 7.1       NOTICES.

(1) All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by telecopy, in each case addressed to the particular party at:

         (a)      If to St. Laurent, at:

                           St. Laurent Paperboard Inc.
                           620 Rene-Levesque Blvd. West
                           Suite 3000
                           Montreal, Quebec
                           H3B 5C7

                           Attention:            Marion Allaire
                           Telecopier No.:       (514) 861-9408

                  with a copy to:

                           Goodman Phillips & Vineberg
                           1501 McGill College Avenue
                           26th Floor
                           Montreal, Quebec
                           H3A 3N9

                           Attention:            Sylvain Cossette
                           Telecopier No.:       (514) 841-6449

                  and to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York
                           10153

                           Attention:            Ellen J. Odoner
                           Telecopier No.:       (212) 310-8007



         (b)      If to a SSCC Party, at:

                           Smurfit-Stone Container Corporation
                           150 North Michigan Avenue
                           Chicago, Illinois
                           60601

                           Attention:            Craig A. Hunt
                           Telecopier No.:       (312) 580-4625

                  with a copy to:

                           Stikeman Elliott
                           1155 Rene-Levesque Blvd W.
                           Montreal, Quebec
                           H3B 3V2

                           Attention:   Pierre Raymond and Christine Desaulniers
                           Telecopier No.:       (514) 397-3222

                  and to:

                           Winston & Strawn
                           35 West Wacker Drive
                           Chicago, Illinois
                           60601

                           Attention:            Joseph A. Walsh Jr.
                           Telecopier No.:       (312) 558-5700



                  or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

SECTION 7.2       ASSIGNMENT.

         No party hereto may assign its rights or obligations under this Agreement or the Arrangement except that the SSCC Parties (other than SSCC) shall be permitted to assign their rights and obligations under this Agreement to a direct or indirect wholly-owned subsidiary of SSCC, provided such assignment shall not release any such SSCC Party from liability hereunder.

SECTION 7.3       BINDING EFFECT.

     This Agreement and the Arrangement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and no third party shall have any rights hereunder.

SECTION 7.4       WAIVER AND MODIFICATION.

     St. Laurent and the SSCC Parties may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 7.5       NO PERSONAL LIABILITY.

(1) No director or officer of any SSCC Party shall have any personal liability whatsoever to St. Laurent under this Agreement, or any other document delivered in connection with the Arrangement on behalf of a SSCC Party.

(2) No director or officer of St. Laurent shall have any personal liability whatsoever to any SSCC Party under this Agreement, or any other document delivered in connection with the Arrangement on behalf of St. Laurent.

SECTION 7.6       FURTHER ASSURANCES.

     Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

SECTION 7.7       EXPENSES.

(1) Subject to Section 6.4, the parties agree that all out-of-pocket expenses of the parties relating to the Arrangement and the transactions contemplated hereby, including legal fees, accounting fees, financial advisory fees, regulatory filing fees, all disbursements of advisors and printing and mailing costs, shall be paid by the party incurring such expenses.

(2) St. Laurent represents and warrants to the SSCC Parties that, except for any amounts owing to Bunting Warburg Dillon Read Inc.. and Donaldson, Lufkin & Jenrette by St. Laurent pursuant to and in accordance with the terms of written and executed agreements existing as at the date hereof, copies of which have been given to the SSCC Parties on or prior to the date hereof, no broker, finder or investment banker is or will be entitled to any brokerage, finder's or other fee or commission from St. Laurent or any subsidiary of St. Laurent in connection with the transactions contemplated hereby or by the Arrangement.

SECTION 7.8       CONSULTATION.

     SSCC and St. Laurent agree to consult with each other as to the general nature of any news releases or public statements with respect to this Agreement or the Arrangement, and to use their respective reasonable efforts not to issue any news releases or public statements inconsistent with the results of such consultations. Subject to applicable Laws, each party shall use its reasonable efforts to enable the other parties to review and comment on all such news releases prior to the release thereof. The parties agree to issue jointly a news release with respect to this Arrangement as soon as practicable following the execution of this Agreement. SSCC and St. Laurent also agree to consult with each other in preparing and making any filings and communications in connection with any Appropriate Regulatory Approvals.

SECTION 7.9       GOVERNING LAWS.

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein and shall be treated in all respects as a Quebec contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Quebec in respect of all matters arising under or in relation to this Agreement.

SECTION 7.10      TIME OF ESSENCE.

     Time shall be of the essence in this Agreement.

SECTION 7.11      COUNTERPARTS.

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

SECTION 7.12      NO THIRD PARTY BENEFICIARIES

     Except as provided in Section 4.9 and this Section 7.12, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 7.13      LANGUAGE.

     The Parties have required that this Agreement and all instruments relating thereto be in the English language;

         IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

                   SMURFIT-STONE CONTAINER CORPORATION

                   By:    /s/ Raymond M. Curran
                          -----------------------------------------------
                          Raymond M. Curran


                   STONE CONTAINER CORPORATION

                   By:    /s/ Raymond M. Curran
                          -----------------------------------------------
                          Raymond M. Curran


                   3038727 NOVA SCOTIA COMPANY

                   By:    /s/ Raymond M. Curran
                          -----------------------------------------------
                          Raymond M. Curran


                   ST. LAURENT PAPERBOARD INC.

                   By:    /s/ Jay J. Gurandiano
                          -----------------------------------------------
                          Jay J. Gurandiano

                                SCHEDULE A TO THE
                              PRE-MERGER AGREEMENT

                          [Form of Affiliate's Letter]

                                                      __________, 2000

Smurfit-Stone Container Corporation
150 North Michigan Avenue
Chicago, Illinois  60601
Attention:  Secretary

Ladies and Gentlemen:

     Reference is made to the Pre-Merger Agreement dated as of February 23, 2000 (the "Agreement"), among Smurfit-Stone Container Corporation, a Delaware corporation ("SSCC"), Stone Container Corporation, a Delaware corporation ("Stone"), 3038727 Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova Scotia, and St. Laurent Paperboard Inc., a corporation existing under the laws of Canada (the "Company"), providing for a Plan of Arrangement (the "Arrangement"), pursuant to which I may receive a cash payment plus shares of SSCC's common stock, par value $0.01 per share (the "SSCC Securities"), in exchange for the common shares of the Company owned by me at the Effective Time of the Plan of Arrangement. Capitalized terms used herein and not defined herein have the respective meanings ascribed to them in the Agreement. This agreement is being delivered pursuant to Section 4.3 of the Agreement.

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of the Company, as that term is defined for purposes of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") promulgated under the Securities Act of 1933, as amended (the "Act"). Neither my entering into this agreement, nor anything contained herein, shall be deemed an admission on my part that I am such an "affiliate" for any purpose.

     I represent and warrant to SSCC that in such event:

     A. I shall not make any sale, transfer or other dispositio of the SSCC Securities in violation of the Act or the Rules and Regulations.

     B. I have carefully read this letter and the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of SSCC Securities, to the extent I felt necessary, with my counsel or counsel for the Company.

     C. I have been  advised  that,  in  reliance on the  exemption  accorded by
Section 3(a)(10) of the Act, the issuance of SSCC Securities to me pursuant to the Plan of Arrangement has not been registered with the Commission under the Act. I have also been advised that because I may be deemed to have been an affiliate of the Company prior to the completion of the Plan of Arrangement and a distribution by me of SSCC Securities has not been registered under the Act, the SSCC Securities must be held by me indefinitely unless (i) a distribution of SSCC Securities by me has been registered under the Act, (ii) a sale of SSCC Securities by me is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to SSCC, some other exemption from registration is available with respect to a proposed sale, transfer or other disposition of SSCC Securities by me.

     D. I understand that SSCC is under no obligation to register the sale, transfer or other disposition of SSCC Securities by me or on my behalf or to take any other action necessary in order to make compliance with an exemption from registration under the Act available.

     E. I also understand that stop transfer instructions will be given to SSCC's transfer agents with respect to the SSCC Securities and that there will be placed on the certificates for the SSCC Securities delivered to me, or, subject to the last paragraph of this letter, any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold, transferred or otherwise disposed of in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration"

     F. I also understand that unless the transfer by me of my SSCC Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, SSCC reserves the right to put the following legend on the certificates issued to my transferee:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to SSCC a copy of a letter from the staff of the Commission, or an opinion of counsel reasonably acceptable to SSCC to the effect that such legend is not required for purposes of the Act. In such event, SSCC will also rescind the stock transfer instructions referred to above.

                                    Very truly yours,


                                    -------------------------------
                                      Name:

Accepted this ____ day of
__________, 2000, by:

SMURFIT-STONE CONTAINER CORPORATION

By:   _________________________
Name:
Title:

                                SCHEDULE B TO THE
                              PRE-MERGER AGREEMENT

                        APPROPRIATE REGULATORY APPROVALS

CANADA

- expiration or earlier termination of the waiting period under Part IX of the COMPETITION ACT (Canada) and receipt of an advance ruling certificate ("ARC") pursuant to the COMPETITION ACT (Canada) or, in the alternative to an ARC, a no-action letter from the Commissioner of Competition;

- determination by the Minister responsible for Investment Canada under the INVESTMENT CANADA ACT that the Arrangement is of "net benefit to Canada" for purposes of such Act, subject to conditions satisfactory to SSCC, acting reasonably; and

- exemption orders from the provincial securities regulators from the registration and prospectus requirements with respect to the issuance and first resale of SSCC Common Shares.

UNITED STATES AND OTHER

- expiration or earlier termination of the waiting period under the HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976; and

- approval of The Nasdaq Stock Market regarding the listing of the SSCC Common Shares subject to official notice of issuance.

                               SCHEDULE C TO THE
                              PRE-MERGER AGREEMENT

                             ARRANGEMENT RESOLUTION

              SPECIAL RESOLUTION OF THE ST. LAURENT SECURITYHOLDERS

BE IT RESOLVED THAT:

1. The arrangement (the "Arrangement") under Section 192 of the Canada Business Corporations Act (the "CBCA") involving St. Laurent Paperboard Inc. ("St. Laurent"), as more particularly described and set forth in the Management Information Circular (the "Circular") of St. Laurent accompanying the notice of this meeting (as the Arrangement may be modified or amended) is hereby authorized, approved and adopted.

2.        The plan of  Arrangement  (the "Plan of  Arrangement")  involving  St.
          Laurent, the full text of which is set out as Schedule D to the Pre-Merger Agreement made as of February 23, 2000 among Smurfit-Stone Container Corporation, Stone Container Corporation, 3038727 Nova Scotia Company and St. Laurent (the "Pre-Merger Agreement"), (as the Plan of Arrangement may be or may have been amended) is hereby approved and adopted.

3. Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the shareholders, holders of options, holders of restricted share units and holders of the Series A warrants of St. Laurent or that the Arrangement has been approved by the Superior Court of Quebec, District of Montreal, the directors of St. Laurent are hereby authorized and empowered (i) to amend the Pre-Merger Agreement, or the Plan of Arrangement to the extent permitted by the Pre-Merger Agreement, and (ii) not to proceed with the Arrangement without further approval of the shareholders, holders of options, holders of restricted share units and holders of the Series A warrants of St. Laurent, but only if the Pre-Merger Agreement is terminated in accordance with Article 6 thereof.

4. Any officer or director of St. Laurent is hereby authorized and directed for and on behalf of St. Laurent to execute, under the seal of St. Laurent or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Pre-Merger Agreement for filing.

5. Any officer or director of St. Laurent is hereby authorized and directed for and on behalf of St. Laurent to execute or cause to be executed, under the seal of St. Laurent or otherwise, and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as in such person's opinion may be necessary or desirable to give full effect to the foregoing resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                SCHEDULE D TO THE
                              PRE-MERGER AGREEMENT

                               PLAN OF ARRANGEMENT
                                UNDER SECTION 192
                     OF THE CANADA BUSINESS CORPORATIONS ACT


                                   ARTICLE 1
                                 INTERPRETATION

SECTION 1.1 DEFINITIONS

      In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

1.1 "ARRANGEMENT" means an arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with
     Section 6.1 of the Pre-Merger Agreement or Article 5 or made at the direction of the Court in the Final Order.

     "ARRANGEMENT RESOLUTION" means the special resolution of the St. Laurent Securityholders, to be substantially in the form and content of Schedule C annexed to the Pre-Merger Agreement.

     "ARTICLES OF ARRANGEMENT" means the articles of arrangement of St. Laurent in respect of the Arrangement that are required by the CBCA to be sent to the Director after the Final Order is made.

     "BUSINESS DAY" means any day on which commercial banks are generally open for business in Chicago, Illinois and Montreal, Quebec, other than a Saturday, a Sunday or a day observed as a holiday in Chicago, Illinois under the laws of the State of Illinois or the federal laws of the United States of America or in Montreal, Quebec under the laws of the Province of Quebec or the federal laws of Canada.

     "CBCA" means the CANADA BUSINESS CORPORATIONS ACT, as amended.

     "CERTIFICATE" means the certificate of arrangement giving effect to the Arrangement, issued pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed.

     "CIRCULAR" means the notice of the St. Laurent Meeting and accompanying management information circular, including all appendices thereto, to be sent to holders of St. Laurent Common Shares, St. Laurent Options, St. Laurent RSUs and St. Laurent Warrants in connection with the St. Laurent Meeting, as may be amended from time to time.

     "COURT" means the Superior Court of Quebec, District of Montreal.

     "DEPOSITARY" means Montreal Trust Company at its offices located at Montreal, Quebec.

     "DIRECTOR" mean the Director appointed pursuant to section 260 of the CBCA.

     "DISSENT RIGHTS" has the meaning ascribed thereto in Section 3.1.

     "DISSENTING SHAREHOLDER" means a holder of St. Laurent Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights.

     "DROP DEAD DATE" means September 30, 2000, or such later date as may be mutually agreed by the parties to the Pre-Merger Agreement.

     "EFFECTIVE DATE" means the date shown on the Certificate, provided that such date occurs on or prior to the Drop Dead Date.

     "EFFECTIVE TIME" means 12:01 a.m. (Montreal time) on the Effective Date.

     "EXCHANGE CONSIDERATION" has the meaning ascribed thereto in Section 2.3.

     "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed.

     "GOVERNMENT ENTITY" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board, or authority of any of the foregoing, or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

     "HOLDERS" means the holders of St. Laurent Common Shares shown from time to time in the register maintained by or on behalf of St. Laurent in respect of the St. Laurent Common Shares.

     "INTERIM ORDER" means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 2.2 of the Pre-Merger Agreement.

     "MEETING DATE" means the date of the St. Laurent Meeting.

     "NASDAQ" means The Nasdaq Stock Market.

     "NSCA" means the COMPANIES ACT (Nova Scotia).

     "PERSON" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

     "PRE-MERGER AGREEMENT" means the pre-merger agreement made as of the 23rd day of February, 2000 among SSCC, Stone, 3038727 and St. Laurent, as amended, supplemented and/or restated in accordance therewith prior to the Effective Date, providing for, among other things, the Arrangement.

     "REPLACEMENT OPTION" has the meaning ascribed thereto in Section 2.2(c).

     "REPLACEMENT WARRANT" has the meaning ascribed thereto in Section 2.2(e).

     "SECURITY PORTION" has the meaning ascribed thereto in Section 2.3.

     "SSCC" means Smurfit-Stone Container Corporation, a corporation existing under the laws of the State of Delaware.

     "SSCC CLOSING PRICE" means the closing price on Nasdaq of SSCC Common Shares on the day immediately preceding the Effective Date.

     "SSCC COMMON SHARES" means the shares of common stock in the capital of SSCC.

     "SSCC OPTION SHARES" has the meaning ascribed thereto Section 2.2(c).

     "ST. LAURENT" means St. Laurent Paperboard Inc., a corporation existing under the laws of Canada.

     "ST. LAURENT COMMON SHARES" means the common shares in the capital of St. Laurent.

     "ST. LAURENT DIRECTORS' STOCK OPTION AND SHARE PURCHASE PLAN" means that certain Directors Stock Option and Share Purchase Plan of St. Laurent in effect as of the date hereof.

     "ST. LAURENT EMPLOYEE SHARE PURCHASE PLAN (CANADA)" means the employee share purchase plan (Canada) of St. Laurent in effect as of the date hereof.

     "ST. LAURENT LONG-TERM INCENTIVE PLAN" means the long-term incentive plan of St. Laurent in effect as of the date hereof.

     "ST. LAURENT MANAGERS' SHARE PURCHASE PLAN" means the managers' share purchase plan of St. Laurent in effect as of the date hereof.

     "ST. LAURENT MANAGERS' STOCK OPTION PLAN" mean the managers' stock option plan of St. Laurent in effect as of the date hereof.

     "ST.   LAURENT   MEETING"   means  the  special   meeting  of  St.  Laurent
     Securityholders, including any adjournment thereof, to be called and held in accordance with the Interim Order to consider the Arrangement.

     "ST. LAURENT OPTIONS" means the options to purchase St. Laurent Common Shares granted under the St. Laurent Directors' Stock Option and Share Purchase Plan, the St. Laurent Long-Term Incentive Plan and the St. Laurent Managers' Stock Option Plan and being outstanding and unexercised.

     "ST. LAURENT PERFORMANCE SHARE PLAN" means the performance share plan of St. Laurent in effect as of the date hereof.

     "ST. LAURENT RIGHTS PLAN" means the shareholder rights plan of St. Laurent approved on February 1, 1995, as amended on May 7, 1998 and on February 23, 2000.

     "ST. LAURENT RSUS" means the restricted share units granted by St. Laurent to certain officers and managers pursuant to the St. Laurent Managers' Share Purchase Plan and being outstanding and unexercised on the Effective Date.

     "ST. LAURENT SECURITYHOLDERS" means the holders of St. Laurent Common Shares, St. Laurent Options, St. Laurent RSUs and St. Laurent Warrants, collectively.

     "ST. LAURENT SHARE PURCHASE PLANS" means, collectively, the St. Laurent Directors' Stock Option and Purchase Plan, the St. Laurent Employee Share Purchase Plan (Canada), the St. Laurent subsidiary Employee Stock Purchase Plan (U.S.), the St. Laurent Managers' Share Purchase Plan and the St. Laurent Performance Share Plan.

     "ST. LAURENT SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN (U.S.)" means that certain Employee Stock Purchase Plan (U.S.) of a subsidiary of St. Laurent in effect as of the date hereof.

     "ST. LAURENT WARRANTS" means the 380,000 Series A Warrants of St. Laurent issued on January 29, 1999 to purchase 380,000 St. Laurent Common Shares at an initial exercise price of Canadian $10.95, outstanding as of the date hereof.

     "ST. LAURENT WARRANT INDENTURE" means that certain Indenture made as of January 29, 1999 between St. Laurent and Montreal Trust Company.

     "STONE" means Stone Container Corporation, a corporation existing under the laws of the State of Delaware.

     "WEIGHTED AVERAGE PRICE OF THE SSCC COMMON SHARES" means the weighted average of the closing prices of the SSCC Common Shares on Nasdaq for the twenty (20) Business Day period ending on the second (2nd) Business Day prior to the Meeting Date.

     "3038727" means 3038727 Nova Scotia Company, an unlimited liability company existing under the laws of the Province of Nova Scotia and being a subsidiary of Stone.

SECTION 1.2 SECTIONS AND HEADINGS

      The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an exhibit refers to the specified section of or exhibit to this Plan of Arrangement.

SECTION 1.3 NUMBER, GENDER AND PERSONS

      In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and VICE VERSA and words importing any gender include all genders.

                                   ARTICLE 2
                                  ARRANGEMENT

SECTION 2.1 BINDING EFFECT

      This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on (i) St. Laurent, (ii) SSCC, Stone and 3038727, (iii) all holders and all beneficial holders of St. Laurent Common Shares, and (iv) all holders of St. Laurent Options, St. Laurent RSUs and St. Laurent Warrants.

SECTION 2.2 ARRANGEMENT

      Commencing at the Effective Time, the following shall occur and shall be deemed to occur in the following order without any further act or formality:

     (a) St. Laurent shall transfer to one or more new wholly-owned subsidiaries governed by the CBCA all of its operating assets other than securities and all of its operating liabilities, for a consideration payable through the issuance of stock to St. Laurent;

     (b) each St. Laurent Common Share will be transferred by the holder thereof, without any act or formality on its part, to 3038727 in exchange for the Exchange Consideration, and the name of each such holder will be removed from the register of holders of St. Laurent Common Shares and added to the register of holders of SSCC Common Shares and 3038727 will be recorded as the registered holder of such St. Laurent Common Shares so exchanged and will be deemed to be the legal and beneficial owner thereof;

     (c) each St. Laurent Option shall be exchanged for an option (a "REPLACEMENT OPTION") to purchase that number of SSCC Common Shares equal to the sum of (i) the Security Portion TIMES the number of St. Laurent Common Shares subject to the St. Laurent Option; PLUS (ii) the quotient of (A) $12.50 TIMES the number of St. Laurent Common Shares subject to the St. Laurent Option, DIVIDED BY (B) the SSCC Closing Price ("SSCC OPTION SHARES"); the exercise price per SSCC Common Share for each Replacement Option shall be the quotient of (x) an aggregate amount equal to the number of St. Laurent Common Shares subject to the St. Laurent Option exchanged for such Replacement Option TIMES the original exercise price per St. Laurent Common Share pursuant to such St. Laurent Option , at the option of the holder (i) converted into its U.S. dollar equivalent based on the noon spot exchange rate on the day immediately preceding the Effective Date reported by the Bank of Canada for Canadian dollars expressed in US dollars, or (ii) expressed in Canadian dollars, the whole DIVIDED BY (y) the SSCC Option Shares subject to such Replacement Option;

     (d) each St. Laurent RSU shall be fully vested and entitle its holder to receive at the Effective Time, with respect of each St. Laurent Common Share subject to such St. Laurent RSU, the Exchange Consideration without any further act or formality;

     (e) each St. Laurent Series A Warrant will be exchanged for a warrant (a "REPLACEMENT WARRANT"); each Replacement Warrant will entitle the holder thereof, upon the exercise of each Replacement Warrant andpayment of the Exercise Price (as defined in the St. Laurent Warrant Indenture), to receive the Exchange Consideration. Except as set out in the preceding sentence, the term to expiry and all other terms and conditions of each Replacement Warrant will be unchanged from those of the relevant St. Laurent Warrant and any document or agreement previously evidencing a St. Laurent Warrant will thereafter evidence and be deemed to evidence such Replacement Warrant; and

     (f) St. Laurent will be continued under the NSCA without any further act or formality in accordance with sections 130 and following of the NSCA.

SECTION 2.3 EXCHANGE CONSIDERATION

      For purposes hereof, "EXCHANGE CONSIDERATION" means, with respect to each St. Laurent Common Share, US$12.50 payable in cash plus 0.5 SSCC Common Share (the "SECURITY PORTION").

SECTION 2.4 ADJUSTMENTS TO CONSIDERATION

      The Security Portion of the Exchange Consideration and the conversion formula for the St. Laurent Options shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SSCC Common Shares or St. Laurent Common Shares other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to SSCC Common Shares or St. Laurent Common Shares occurring after the date of the Pre-Merger Agreement and prior to the Effective Time.

                                   ARTICLE 3
                                RIGHTS OF DISSENT

SECTION 3.1 RIGHTS OF DISSENT

      Holders of St. Laurent Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this Section 3.1 (the "DISSENT RIGHTS") in connection with the Arrangement; provided that, notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by St. Laurent not later than 5:00 p.m. (Montreal time) on the Business Day preceding the St. Laurent Meeting. Holders of St. Laurent Common Shares who duly exercise such rights of dissent and who:

     (a) are ultimately determined to be entitled to be paid fair value for their St. Laurent Common Shares shall be deemed to have transferred such St. Laurent Common Shares to 3038727 in accordance with Section 2.2(b) hereof, to the extent the fair value therefor is paid by 3038727; or

     (b) are ultimately determined not to be entitled, for any reason, to be paid fair value for their St. Laurent Common Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder of St. Laurent Common Shares and shall receive the Exchange Consideration on the basis determined in accordance with
          Section 2.2(b),

but in no case shall SSCC, 3038727, St. Laurent or any other Person be required to recognize such holders as holders of St. Laurent Common Shares after the Effective Time, and the names of such holders of St. Laurent Common Shares shall be deleted from the registers of holders of St. Laurent Common Shares at the Effective Time.

                                   ARTICLE 4
                   CERTIFICATES, CHEQUES AND FRACTIONAL SHARES

SECTION 4.1 EXCHANGE OF CERTIFICATES FOR SSCC COMMON SHARES AND PAYMENT IN CASH

      At or promptly after the Effective Time, 3038727 shall deposit with the Depositary, for the benefit of the holders of St. Laurent Common Shares who will receive SSCC Common Shares in connection with the Arrangement, certificates representing that whole number of SSCC Common Shares and the cash portion of the Exchange Consideration to be delivered pursuant to Section 2.2 upon the exchange of St. Laurent Common Shares. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding St. Laurent Common Shares that were exchanged for the Exchange Consideration under the Arrangement, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of St. Laurent and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of SSCC Common Shares and a cheque representing the cash portion of the Exchange Consideration which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to
Section 4.2 and any cash in lieu of fractional  SSCC Common  Shares  pursuant to
Section 4.3), and the certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of St. Laurent Common Shares which is not registered in the transfer records of St. Laurent, a certificate representing the proper number of SSCC Common Shares and a cheque representing the cash portion of the Exchange Consideration may be issued to the transferee if the certificate representing such St. Laurent Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Effective Time represented one or more outstanding St. Laurent Common Shares that were exchanged for SSCC Common Shares and cash shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (i) the certificate representing SSCC Common Shares as contemplated by this Section 4.1, (ii) a cash payment representing the cash portion of the Exchange Consideration, (iii) a cash payment in lieu of any fractional SSCC Common Shares as contemplated by
Section 4.3 and (iv) any dividends or distributions with a record date after the Effective Time theretofore paid or payable with respect to SSCC Common Shares as contemplated by Section 4.2.

SECTION  4.2  DISTRIBUTIONS  WITH  RESPECT  TO  UNSURRENDERED   CERTIFICATES

     No dividends or other distributions declared or made after the Effective Time with respect to SSCC Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding St. Laurent Common Shares that were exchanged pursuant to Section 2.2, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 4.3 and no interest shall be earned or payable on these proceeds, unless and until the holder of such certificate shall surrender such certificate in accordance with Section 4.1 and, in such event, only for the period commencing five (5) Business Days following such surrender. Subject to applicable law, at the time of such surrender of any such certificate (or, in the case of clause
(iii) below, at the appropriate payment date), there shall be paid to the holder of the certificates representing St. Laurent Common Shares, as the case may be, without interest, (i) the amount of any cash payable in lieu of a fractional SSCC Common Share to which such holder is entitled pursuant to Section 4.3, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the SSCC Common Shares, as the case may be, to which such holder is entitled pursuant hereto and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such SSCC Common Shares, as the case may be.

SECTION 4.3 NO FRACTIONAL SHARES

      No certificates representing fractional SSCC Common Shares shall be issued upon the surrender for exchange of certificates pursuant to Section 4.1. In lieu of any such fractional securities, each Person otherwise entitled to a fractional interest in a SSCC Common Share will receive a cash payment from the Depositary equal to the product of such fractional interest and the SSCC Trading Price. 3038727 shall from time to time as necessary provide the Depositary with funds sufficient to satisfy these obligations. On the sixth anniversary of the Effective Date, the aggregate number of SSCC Common Shares for which no certificates were issued as a result of the foregoing provisions of this Section
4.3 shall be deemed to have been surrendered by the Depositary for no consideration to 3038727 or SSCC, as the case may be and the cash portion of the Exchange Consideration shall be returned to the Depositary.

SECTION 4.4 LOST CERTIFICATES

      In the event any certificate which immediately prior to the Effective Time represented one or more outstanding St. Laurent Common Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, any cash pursuant to
Section 4.3 and/or one or more certificates representing one or more SSCC Common Shares (and any dividends or distributions with respect thereto) deliverable in accordance with the terms of the Arrangement. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom certificates representing SSCC Common Shares and cheques representing the cash portion of the Exchange Consideration are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to 3038727, SSCC and their respective transfer agents in such sum as 3038727 or SSCC may direct or otherwise indemnify 3038727 and SSCC in a manner satisfactory to UCL and SSCC against any claim that may be made against 3038727 or SSCC with respect to the certificate alleged to have been lost, stolen or destroyed.

SECTION 4.5 EXTINCTION OF RIGHTS

      Any certificate which immediately prior to the Effective Time represented outstanding St. Laurent Common Shares that were exchanged pursuant to Section
2.2 that is not deposited with all other instruments required by Section 4.1 on or prior to the sixth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a shareholder or creditor for the cash portion of the Exchange Consideration of 3038727, Stone or SSCC. On such date, the SSCC Common Shares (or cash in lieu of fractional interests therein, as provided in Section 4.3) and the cash portion of the Exchange Consideration to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to 3038727 or SSCC, as the case may be, together with all entitlements to dividends, distributions and interest in respect thereof held for such former holder. None of SSCC, 3038727 or the Depositary shall be liable to any person in respect of any SSCC Common Shares or payment in cash (or dividends, distributions and interest in respect thereof) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

SECTION 4.6 WITHHOLDING RIGHTS

      3038727, Stone, SSCC and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of St. Laurent Common Shares or SSCC Common Shares such amounts as 3038727, Stone, SSCC or the Depositary is required to deduct and withhold with respect to such payment under the ITA, the United States Internal Revenue Code of 1986 or any provision of provincial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the Exchange Consideration otherwise payable to the holder, 3038727, Stone, SSCC and the Depositary are hereby authorized to sell or otherwise dispose of such portion of the Exchange Consideration as is necessary to provide sufficient funds to 3038727, Stone, SSCC or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and 3038727, Stone, SSCC or the Depositary shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

                                   ARTICLE 5
                                   AMENDMENTS

SECTION 5.1 AMENDMENTS TO PLAN OF ARRANGEMENT

     (1) St. Laurent reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by SSCC,
          (iii) filed with the Court and, if made following the St. Laurent Meeting, approved by the Court and (iv) communicated to holders of St. Laurent Common Shares, St. Laurent Options, St. Laurent RSUs and St. Laurent Warrants if and as required by the Court.

     (2) Any amendment, modification or supplement to this Plan of Arrangement may be proposed by St. Laurent at any time prior to the St. Laurent Meeting (provided that SSCC shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the St. Laurent Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

     (3) Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the St. Laurent Meeting shall be effective only if (i) it is consented to by each of St. Laurent and SSCC and (ii) if required by the Court, it is consented to by holders of the St. Laurent Common Shares, St. Laurent Options, St. Laurent RSUs or St. Laurent Warrants voting in the manner directed by the Court.

     (4) Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by SSCC, provided that it concerns a matter which, in the reasonable opinion of SSCC, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any holder of St. Laurent Common Shares, St. Laurent Options, St. Laurent RSUs or St. Laurent Warrants.

                                   ARTICLE 6
                               FURTHER ASSURANCES

SECTION 6.1

      Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Pre-Merger Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.